As filed with the Securities and Exchange Commission on May 13, 1996

                                                   Registration No. 33-[     ]
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                          RIVIERA HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)

               Nevada                                          88-0296885
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                        Identification Number)

             2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109
                    (Address of principal executive offices)

                                -----------------

               Riviera Holdings Corporation 1993 Stock Option Plan
                Riviera Holdings Corporation Stock Purchase Plan
           Riviera Holdings Corporation Nonqualified Stock Option Plan
                           for Non-Employee Directors
   Riviera Holdings Corporation Stock Compensation Plan for Directors Serving
                          on the Compensation Committee

                            (Full title of the Plan)

                                -----------------

                              WILLIAM L. WESTERMAN
          Chairman of the Board, Chief Executive Officer and President
                          Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                            Telephone: (702) 734-5110
(Name, address, and telephone number, including area code, of agent for service)
                                -----------------

                                    Copy to:

                             Fredric J. Klink, Esq.
                             Dechert Price & Rhoads
                               477 Madison Avenue
                            New York, New York 10022
                                 (212) 326-3500
                                -----------------

                         CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                 Amount            Proposed          Proposed Maximum
         Title of                 to be        Maximum Offering      Aggregate Offering      Amount of
Securities to be Registered    Registered       Price Per Share            Price          Registration Fee
- ----------------------------------------------------------------------------------------------------------
       Common Stock          880,000 shares        $13.25              $11,660,000         $4,020.69
==========================================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

            The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

            (a) The latest Annual Report on Form 10-K of Riviera Holdings Corporation (the "Company"), which at the date of this Registration Statement on Form S-8 (this "Registration Statement") is its Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

            (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Company's latest Annual Report on Form 10-K.

            All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this other subsequently cited document which also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes that statement.

Item 4.  Description of Securities

            The following description is a summary, does not purport be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Charter") and the Bylaws of the Company, which have been filed as exhibits to this Registration Statement.

            The Company is authorized to issue 20,000,000 shares of common stock, par value $.001 per share (the "Common Stock"). There were 4,800,000 shares of Common Stock outstanding which were held by approximately 240 persons as of April 5, 1996. An aggregate of 880,000 shares of Common Stock are being offered hereby, 480,000 shares pursuant to the Riviera Holdings Corporation 1993 Stock Option Plan, 300,000 shares pursuant to the Riviera Holdings Corporation Stock Purchase Plan, 50,000 shares pursuant to the Riviera Holdings Corporation Nonqualified Stock Option Plan for Non-Employee Directors and 50,000 shares pursuant to the Riviera Holdings Corporation Stock Compensation Plan for Directors Serving on the Compensation Committee (collectively, the "Plans").

            All of the outstanding shares of Common Stock, including the shares to be sold in this Offering are duly authorized, validly issued, and when paid for pursuant to the terms of the Plans will be fully paid and non-assessable. Holders of shares of Common Stock are entitled to receive dividends when and as declared by the Board of Directors from funds legally available therefor. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the

Company, after payment to the holders of the Company's 11% First Mortgage Notes due December 31, 2002 of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Company legally available for distribution to the stockholders.

            The shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Common Stock do not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all directors then being elected. Each holder of Common Stock is entitled to one vote per share.

            Certain provisions of the General Corporate Law of Nevada ("Nevada Law") and of the Charter and Bylaws of the Company summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders or a change in the management of the Company. The Company believes, however, that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiations of such proposals may result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to Nevada Law and the Charter and Bylaws.

            The Company is subject to Sections 78.411-78.444 of the Nevada Law, which prohibit a publicly held Nevada company from consummating a "combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless prior to the date of the combination, the transaction is approved by the Board of Directors of the corporation. After the expiration of the three year period, such combinations continue to be prohibited unless (i) the transaction is approved by the Board of Directors of the corporation, (ii) the transaction is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder, his affiliates or associates or (iii) certain requirements are met with regard to consideration received by the other holders of outstanding shares. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, owned) 10% or more of a corporation's outstanding voting stock. A "combination" includes (i) any merger or consolidation of the corporation with the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested stockholder of a specified amount of the assets of the corporation, (iii) the issuance by the corporation to the interested stockholder of a specified amount of shares of the corporation, (iv) any plan of liquidation or dissolution of the corporation under any agreement with the interested stockholder, (v) any reclassification, recapitalization, merger or consolidation or other transaction under any agreement with the interested stockholder that has the effect of increasing the proportionate share of the outstanding shares owned by the interested stockholder or (vi) any receipt by the interested stockholder of the benefit of any loan, advance, guarantee, pledge or other financial assistance or tax advantage provided by the corporation.

            The Company's Charter provides that the Board of Directors shall consist of not less than three nor more than ten members, the exact number to be determined from time to time by the Board of Directors. The Board of Directors has set the number of directors at four. The Bylaws provide that any director may be removed from office by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote for the election of directors.

            The Company's Charter provides that the affirmative vote of sixty percent (60%) of the shares of Common Stock then outstanding, voting separately as a single class, in person or in proxy, either in writing without a meeting or at a special or annual meeting of holders of Common Stock called for that purpose, shall be necessary to (i) amend the Charter or approve any resolution adopted by the Board of Directors which would materially alter or change the powers, preferences or special rights of the Common Stock so as to adversely affect the holders thereof, (ii) amend the Charter or approve any resolution adopted by the Board of Directors which would authorize or increase the authorized number shares of any class or series of stock of the Company ranking senior in preference or privilege to the Common Stock either as to dividends or upon liquidation, dissolution or winding up, (iii) authorize certain mergers or consolidations of the Company and (iv) authorize any sale, lease or exchange of all or substantially all of the properties or assets of the Company or the voluntary liquidation, dissolution or winding up of the Company.

            The Company's Charter also provides that a Substantial Stockholder (as defined below) shall be entitled to cast only one hundredth (1/100) of one vote per share for each share in excess of 10% of the then issued and outstanding shares of Common Stock. A Substantial Stockholder is any person or group who has acquired within any consecutive three year period beneficial ownership, directly or indirectly, of more than 10% of the outstanding Common Stock, but does not include any person who received such shares pursuant to the Joint Plan of Reorganization in connection with the reorganization of the Company's predecessor in June 1993.

Item 5.  Interests of Named Experts and Counsel

            Not applicable.

Item 6.  Indemnification of Directors and Officers

            Nevada law provides that Nevada corporations may include within their articles of incorporation provisions eliminating or limiting the personal liability of their directors and officers in stockholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve intentional misconduct, fraud, a knowing violation of law or payment of dividends in violation of the Nevada statutes. Nevada law also allows Nevada corporations to include in their articles of incorporation or bylaws provisions to the effect that expenses of officers and directors incurred in defending a civil or criminal action must be paid by the corporation as they are incurred, subject to an undertaking on behalf of the director or officer that he or she will repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

            Nevada law provides that Nevada corporations may eliminate or limit the personal liability of its directors and officers. This means that the articles of incorporation could state a dollar maximum for which directors would be liable, either individually or collectively, rather than eliminating liability to the full extent permitted by the law.

            The Charter provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of NRS
78.300. In addition, NRS 78.751 and Article VII of the Bylaws of the Company, under certain circumstances, provide for the indemnification of the officers and directors of the Company against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is set forth in the following paragraph, but such summary is qualified in its entirety by reference to Article VII of the Bylaws of the Company.

            In general, any director or officer of the Company (an "Indemnitee") who was or is a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action or suit (including without limitation an action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Indemnitee is or was a director or officer of the Company or is or was serving in any capacity at the request of the Company as a director, officer, employee, agent, partner or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust or other enterprise shall be indemnified and held harmless by the Company for actions taken by the Indemnitee and for all omissions to the full extent permitted by Nevada law against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding. The rights to indemnification specifically include the right to reimbursement from the Company for all reasonable costs and expenses incurred in connection with the Proceeding and indemnification continues as to an Indemnitee who has ceased to be a director or officer. The Board of Directors may include employees and other persons as though they were Indemnitees. The rights to indemnification are not exclusive of any other rights that any person may have by law, agreement or otherwise.

            The Bylaws also provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who otherwise qualifies as an Indemnitee under the foregoing provisions. Other financial arrangements to assist the Indemnitee are also permitted, such as the creation of a trust fund, the establishment of a program of self-insurance, the securing of the Company's obligation of indemnification by granting a security interest or other lien on any assets (including cash) of the Company and the establishment of a letter of credit, guarantee or surety.

            The Company and Riviera Operating Corporation, the Company's wholly-owned subsidiary ("ROC") have entered into agreements with each of their respective directors, executive officers and significant employees providing for indemnification by the Company and ROC of each of them to the extent permitted by their respective Charters and Bylaws.

Item 7.  Exemption from Registration Claimed

            Pursuant to the Company's 1993 Stock Option Plan, the Company granted options to purchase 228,000 shares (as adjusted for stock splits) of Common Stock in 1993 and 132,000 shares (as adjusted for stock splits) of Common Stock in 1995. Such options were issued by the Company pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act").

Item 8.  Exhibits

Exhibit 4.1 Second Amended and Restated Articles of Incorporation of the Company dated May 10, 1996
Exhibit 4.2 Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-67206) filed with the Commission on August 11, 1993 and incorporated herein by reference)
Exhibit 4.3    Specimen Certificate for Common Stock of the Company
Exhibit 4.4    Riviera Holdings Corporation 1993 Stock Option Plan
Exhibit 4.5    Riviera Holdings Corporation Stock Purchase Plan
Exhibit 4.6 Riviera Holdings Corporation Nonqualified Stock Option Plan for Non-Employee Directors
Exhibit 4.7 Riviera Holdings Corporation Stock Compensation Plan for Directors Serving on the Compensation Committee
Exhibit 5.1    Legal Opinion of Dechert Price & Rhoads
Exhibit 13.1 The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995
Exhibit 13.2 The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996
Exhibit 23.1   Consent of Deloitte & Touche LLP
Exhibit 23.2 Consent of Dechert Price & Rhoads (included in their opinion filed herewith as Exhibit 5.1)

Item 9.  Undertakings

1.    The undersigned registrant hereby undertakes:

      a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

      b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 10 day of May, 1996.

                                    RIVIERA HOLDINGS CORPORATION


                                    By:   /s/William L. Westerman
                                       ----------------------------------------
                                       William L. Westerman
                                       Chairman of the Board, Chief Executive
                                       Officer and President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity indicated on May 10, 1996.

            Signature                     Title
            ---------                     -----

 /s/ William L. Westerman                 Chairman of the Board, Chief
- -------------------------------           Executive Officer, President and
   William L. Westerman                   Director (Principal Executive Officer)

 /s/ Duane R. Krohn                       Treasurer (Principal Financial and
- -------------------------------           Accounting Officer)
   Duane R. Krohn


 /s/ Robert R. Barengo                    Director
- -------------------------------
   Robert R. Barengo


 /s/ William Friedman                     Director
- -------------------------------
   William Friedman


 /s/ Philip P. Hannifin                   Director
- -------------------------------
   Philip P. Hannifin

                                  EXHIBIT INDEX



  Exhibit
    No.                     Description of Index                            Page
    ---                     --------------------                            ----

    4.1       Second Amended and Restated Articles of Incorporation
              of the Company dated May 10, 1996............................

    4.3       Specimen Certificate for Common Stock of the Company.........

    4.4       Riviera Holdings Corporation 1993 Stock Option Plan..........

    4.5       Riviera Holdings Corporation Stock Purchase Plan.............

    4.6       Riviera Holdings Corporation Nonqualified Stock Option
              Plan for Non-Employee Directors..............................

    4.7       Riviera Holdings Corporation Stock Compensation Plan
              for Directors Serving on the Compensation Committee..........

    5.1       Legal Opinion of Dechert Price & Rhoads......................

    13.1      The Company's Annual Report on Form 10-K for the
              fiscal year ended December 31, 1995..........................

    13.2      The Company's Quarterly Report on Form 10-Q for the
              fiscal quarter ended March 31, 1996..........................

    23.1      Consent of Deloitte & Touche LLP.............................

    23.2      Consent of Dechert Price & Rhoads (included in their
              opinion filed herewith as Exhibit 5.1).......................

                                                                    EXHIBIT 4.1

                                  SECOND RESTATED
                             ARTICLES OF INCORPORATION
                                        OF
                           RIVIERA HOLDINGS CORPORATION


      Pursuant to the provisions of Nevada Revised Statutes ("NRS") Section
78.403 the undersigned corporation adopts these Second Restated Articles of Incorporation. The Amended and Restated Articles of Incorporation filed June 18, 1993, and as amended to the date of this certificate, are hereby Restated as follows:


                                     ARTICLE I
                                       NAME

      The name of the corporation shall be RIVIERA HOLDINGS CORPORATION.


                                    ARTICLE II
                                 REGISTERED OFFICE

      The name of the Resident Agent and the street address of the registered office in the State of Nevada where process may be served upon the corporation is John A. Wishon, Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, Clark County, Nevada 89109. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.


                                    ARTICLE III
                                   CAPITAL STOCK

      Section 1. Authorized Shares. The total number of shares of capital stock of the corporation which the corporation shall have authority to issue is 20,000,000 shares of common stock, par value $.001 (the "Common Stock"). Notwithstanding the foregoing, the corporation shall be prohibited from issuing equity securities having no voting rights whatsoever.

      Section 2. Consideration for Shares. The capital stock authorized by
Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

      Section 3. Assessment of Stock. The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

      Section 4. Cumulative Voting For Directors. No stockholder of the corporation shall be entitled to cumulative voting of their shares for the election of directors.

      Section 5. Preemptive Rights. No stockholder of the corporation shall have any preemptive rights.

      Section 6. Special Common Stock Voting Provisions. The holders of Common Stock shall, subject to Section 7, be entitled to one (1) vote for each share held and any action requiring the consent of the holders of Common stock shall be approved by the stockholders holding at least a majority of the voting power of the shares then outstanding, subject to the following special requirements.

            (a) Commencing on the date of initial issuance of shares of Common Stock and ending on the first anniversary thereof, the affirmative vote of the stockholders holding at least sixty percent (60%) of the voting power of the shares of Common Stock outstanding, voting separately as a single class, in person or in proxy, either In writing without a meeting or at a special or annual meeting of holders of Common Stock called for that purpose, shall be required before the corporation may Issue, in any single or related series of transactions, preferred stock, warrants, options or other securities (other than shares of Common Stock), exchangeable for, convertible into, or having the right to purchase with or without consideration, an amount of Common Stock equal to up to twenty percent (20%) or more of the Common Stock or common stock equivalents outstanding immediately prior to the proposed transaction.

            (b) At any time after the initial Issuance of shares of Common Stock, the affirmative vote of sixty percent (60%) of the shares of Common Stock then outstanding, voting separately as a single class, in person or in proxy, either in writing without a meeting or at a special or annual meeting of holders of Common Stock called for that purpose, shall be necessary to:

                  (i) Amend the Articles of Incorporation of the corporation or approve any resolution adopted by the Board of Directors which would materially alter or change the powers, preferences or special rights of the Common Stock so as to adversely affect the holders of the Common Stock, or to otherwise amend
Section 7 of the Articles of Incorporation (to the extent provided in Subsection 7(m)).

                  (ii) Amend the Articles of Incorporation of the corporation or approve any resolution adopted by the Board of Directors which would authorize or increase the authorized number of shares of any class or series of stock of the corporation ranking senior in preference or privilege to the Common Stock either as to dividends or upon liquidation, dissolution or winding up;

                  (iii) Authorize any merger or consolidation, the effect of which is that (A) the corporation will not be the continuing or surviving person, or (B) if the corporation is the continuing or surviving person, the shares of Common Stock of the corporation outstanding immediately prior to such transaction shall be changed into or exchanged for equity securities, or other securities of any other person, or for cash or any property other than securities; and

                  (iv) Authorize (A) any sale, lease or exchange of all or substantially all of the properties or assets of the corporation in one transaction or a related series of transactions, or (8) the voluntary liquidation, dissolution or winding up of the corporation.

      Section 7.  Substantial Stockholders.

            (a) It is the declared intent and policy of this corporation and its stockholders that control of this corporation is an asset that belongs to all stockholders of this corporation and that all such stockholders are entitled (i) to participate, through an election to sell or otherwise dispose of their shares, in any proposed acquisition of control of this corporation by another person, and (ii) to be offered a price for their shares which is fair and equitable under the circumstances and which includes an appropriate premium for the acquisition of such control.

            (b) From and after the date any person first becomes a Substantial Stockholder (as defined in Subsection 7(f)(2)) until such time as such person shall cease to be a Substantial Stockholder, holders of issued and outstanding shares of Common Stock (as defined in Subsection 7(f)(10)) beneficially owned (as defined in Subsection 7(f)(3)) by such Substantial Stockholder, as of any record date for the determination of stockholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of Common Stock shall, subject to the provisions of the last two sentences of this Subsection 7(b), be entitled to cast only one-hundredth (1/100) of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of Common Stock. Notwithstanding the foregoing, in the event such Substantial Stockholder, or an Affiliate (as defined in Subsection 7(f)(7)) thereof, or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder, shall consummate a Tender Offer (as defined in Subsection 7(f)(9)) conforming with the provisions of Subsections 7(d) and 7(e), holders of all Common Stock beneficially owned by such Substantial Stockholder shall thereupon be entitled to cast one vote per share of Common Stock on each matter voted upon or consented to by the holders of Common Stock of this corporation. The number of votes which may be cast by any record owner by virtue of the provisions of this Section 7 in respect of Common Stock beneficially owned by a Substantial Stockholder shall be a number equal to the total number of votes which a single record owner of all shares of Common Stock beneficially owned by such Substantial Stockholder would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of Common Stock beneficially owned by such Substantial Stockholder and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such Substantial Stockholder, whether or not owned of record.

            (c) Until such time as a Substantial Stockholder (or an Affiliate thereof or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder) shall consummate a Tender Offer conforming with the provisions of Subsections 7(d) and 7(e), in no event (but subject to the provisions of the last sentence of this Subsection 7(c)) shall such Substantial Stockholder and the record owner(s) of all shares of any Common Stock beneficially owned by such Substantial Stockholder collectively be entitled or permitted to cast, by virtue of their beneficial or record ownership of Common Stock beneficially owned by such Substantial Stockholder, in excess of 15% of the total number of votes which the holders of all then outstanding Common Stock would (after giving effect to the provisions of Subsection 7(b)) be entitled to cast on any matter presented to the holders of Common Stock for vote. If the provisions of the preceding sentence shall have the effect of reducing the total number of votes which any Substantial Stockholder and the record owner(s) of Common Stock beneficially owned by such Substantial Stockholder shall be entitled to cast, such reduction shall be effected, and the number of votes which such record owner(s) shall be entitled to cast (by reason of this Subsection 7(c)) shall be determined, in accordance with the provisions of the last sentence of Subsection 7(b).

            (d) The Tender Offer referred to in the second sentence of Subsection 7(b) and in the first sentence of Subsection 7(c) shall mean a Tender Offer to acquire at not less than the applicable Offer Price (as defined in Subsection 7(e)) any and all shares of Common Stock then outstanding and not beneficially owned by the Substantial Stockholder to which such Tender Offer relates. In no event shall any Tender Offer referred to in this Subsection 7(d) remain open for less than twenty (20) business days (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the Effective Date) or provide that shares duly tendered pursuant thereto will not be purchased within forty (40) business days after the commencement of such Tender Offer, and in the event that at the time such Tender Offer is commenced the terms and conduct thereof shall riot be directly regulated by Sections 14(d) or 13(a) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder, or any successor federal laws and regulations, then such Tender Offer shall conform in all respects with the provisions of the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder, as in effect on the Effective Date. The consideration to be received by holders of Common Stock in any such Tender Offer shall be in the form of cash (which may be payable by check) exclusively, and such Tender Offer shall be deemed consummated only when payment in full shall be made for all duly tendered shares. A Tender Offer shall not be deemed to have conformed or compiled with the provisions of this Subsection 7(d) unless (i) such Substantial Stockholder or Affiliate requests the Board of Directors to note it if the board or a majority of the Continuing Directors (as defined in Subsection 7(f)(5)), as the case may be, exercises its discretion to utilize an "Established Price, as contemplated by Subsection

7(e)(2) and (ii) such Tender Offer is commenced within thirty (30) days after the first public announcement thereof setting forth the Offer Price thereof (such public announcement being hereinafter referred to as the "Announcement" of such Tender Offer.)

            (e) (1) The "Offer Price" for any Tender Offer referred to in Subsection 7(d) shall be an amount per share of Common Stock equal to the highest price per share of Common Stock (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by such Substantial Stockholder (or any of its Affiliates or any other person deemed to be the beneficial owner of Common Stock also beneficially owned by such Substantial Stockholder) in acquiring any shares of Common Stock within the consecutive three (3) year period preceding the date of the Tender Offer; provided, however, that a majority of the Whole Board (as defined in Subsection 7(f)(6)), in its discretion, may determine, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, in their discretion, may determine, that, in lieu of an amount per share of Common Stock determined above, such Offer Price shall be an amount per share of Common Stock which shall not be less than a price per share of Common Stock (the "Established Price") established and determined in writing by an independent, nationally recognized investment-banking firm selected by a majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board does not then consist of Continuing Directors, by a majority of the then Continuing Directors, as then a fair and appropriate price (considering this corporation, on a consolidated basis, as a going concern or on the basis of its value in liquidation, whichever circumstance would result in the highest such price) for the sale of this corporation in a privately negotiated, arm's-length transaction with a person other than a Substantial Stockholder or an Affiliate of such Substantial Stockholder, in light of then prevailing economic conditions, the business and assets of and future prospects for this corporation, the synergistic benefits expected to be derived by the acquiring person(s) from an acquisition of or combination with this corporation, recent examples of similar transactions and other factors then generally considered and relied upon by the investment banking community in making determinations or recommendations as to price in arm's- length acquisition transactions.

                  (2) This corporation shall furnish to any Substantial Stockholder requesting in writing (such request to be addressed to this corporation's chairman of the board at the principal executive offices of this corporation), within ninety (90) days after receipt of such request, a certificate of an officer of this corporation either specifying the Established Price, or stating that the Board of Directors or a majority of the Continuing Directors, as the case may be, has determined not to utilize an Established Price, pursuant to Subsection 7(e)(1). Each such request by a Substantial Stockholder shall specify the price paid or agreed to be paid for shares of Common Stock within the three (3) year period referred to in Subsection 7(e)(1). In the event there shall be no Announcement of a Tender Offer complying with the provisions of Subsections 7(d) and 7(e) within forty-five (45) days after receipt of any such certificate by the Substantial Stockholder making such request, such Substantial Stockholder shall no longer be entitled to rely thereon or act on the basis thereof. In such event, such Substantial Stockholder shall be entitled to make a further request as to the determination to utilize an Established Price, and the Board of Directors, or the Continuing Directors, as the case may be, shall be authorized and empowered, in response to any such subsequent request (such subsequent request and response to conform with and to be subject to the foregoing provisions of this Subsection 7(e)(2) to determine whether to utilize an Established Price as contemplated by Subsection 7(e)(1)) established and determined (as hereinabove provided) on the basis of then prevailing circumstances.

                  (3) Historical prices per share applied in accordance with Subsection 7(e)(1) shall be appropriately adjusted to reflect stock splits, combinations and recapitalization of the shares of Common Stock subsequent to the date on or as of which such prices are to be determined.

            (f)   For the purposes of this Section 7:

                  (1) A "Person" shall mean any individual, firm, corporation or other entity.

                  (2) "Substantial Stockholder" shall mean any person or Group (as defined in Subsection 7(f)(13)), other than this corporation or any Subsidiary (as defined in Subsection 7(f)(8)), who or which has acquired within any consecutive three year period beneficial ownership, directly or indirectly, of more than 10% of the outstanding Common Stock (determined solely on the basis of the total number of shares of Common Stock so beneficially owned (and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares), in relation to the total number of shares of Common Stock issued and outstanding, provided, however, that a person shall not be deemed to be a Substantial Stockholder by reason of any shares of Common Stock issued to such person pursuant to the Joint Plan (as defined in Subsection 7(f)(11)), provided further, however, that a person shall not be deemed to be a Substantial Stockholder for any purposes hereof, it such person (or an Affiliate thereof or any other person deemed to be the beneficial owner of Common Stock also beneficially owned such person) shall, prior to the time such person becomes the beneficial owner directly or indirectly of more than 10% of the outstanding Common Stock, commences and thereafter shall consummate a Tender Offer for any and all shares of Common Stock, the terms of which shall be approved and recommended to stockholders as in the best interests of the Company and its stockholders, by two-thirds of the members of the Whole Board (but only if at least a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors).

            (3) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect as of the Effective Date; provided however that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock

                  (a) which such person or any of its Affiliates or Group beneficially owns, directly or indirectly; or

                  (b) which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any Common Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

                  (c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this corporation; and provided further, however, that (i) no director or officer of this corporation (nor any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any Affiliate thereof, and (ii) no employee stock ownership or similar plan of this corporation or any Subsidiary nor any trustee with respect thereto (nor any Affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan.

                  (4) For purposes of computing the percentage of beneficial ownership of Common Stock of a person in order to determine whether such person is a Substantial Stockholder, the outstanding Common Stock shall Include shares deemed owned by such person through application of Subsection 7(f)(3) but shall not include any other Common Stock which may be issuable by this corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Continuing Director" shall mean a person who was a member of the Board of Directors as of the Effective Date or thereafter elected by the stockholders or appointed by the Board of Directors of this corporation prior to the date as of which the

Substantial Stockholder in question became a substantial Stockholder, or a person designated (before his initial election or appointment as a director) as a Continuing Director by a minority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors.

                  (6) "Whole Board" shall mean the total number of directors which this corporation would have if there were no vacancies.

                  (7) "Affiliate" of any specified person means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or under direct or indirect common control with, such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with",) as used with respect to any person, shall mean the possession, directly or indirectly, or the power to direct or cause the direction of the management or polices of such person, whether through the ownership of Common Stock or by agreement or otherwise.

            (8) "Subsidiary" shall mean any corporation of which a majority of each class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the Effective Date) Is owned, directly or indirectly, by this corporation.

            (9) "Tender Offer" shall mean an offer to acquire equity securities pursuant to a request or invitation for tenders.

            (10) "Common Stock" shall mean this corporation's common stock authorized as of the Effective Date and shall also include any capital stock of any class or series of this corporation thereafter authorized which shall be neither limited nor entitled to a fixed sum or percentage in respect of dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation. In the event there shall at any time be more than one class or series of capital stock issued and outstanding which constitutes Common Stock, all references In this Section 7 to Common Stock, or to any Tender Offer, Offer Price or Established Price, shall be deemed to refer to and apply to each such class or series of Common Stock individually and the provisions of this Section 7 shall be deemed to apply separately to each such class or series of Common Stock.

            (11) "Joint Plan" means the Debtor's and Bondholders' Committee's Joint Plan of Reorganization, dated October 30, 1992, as amended by the Amended Joint Plan of Reorganization dated November 30, 1992, the Second Amended Joint Plan of Reorganization dated January 8, 1993 and the Modified and Restated Second Amended Joint Plan of Reorganization dated June 4, 1993 (and as may be further amended or modified) in connection with the Reorganization case.

            (12) "Effective Date" means the date of initial issuance of the Common Stock.

            (13) "Group" means a "group" as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (or any successor rule or statutory provision).

            (g) Notwithstanding anything to the contrary contained in this
Section 7, at any time prior to the time that a Stockholder becomes a Substantial Stockholder, if two-- thirds of the Whole Board shall have the power to waive, but only if two-thirds of the Whole Board shall then consist of Continuing Directors, or, if two-thirds of the Whole Board shall not then consist of Continuing Directors, two-thirds of the then Continuing Directors shall have the power to waive, the voting limitation with respect to a Substantial Stockholder set forth in Subsection 7(b) if it is determined by two-thirds of such Whole Board (or Continuing Directors, as the case may be) that the accumulation of such shares of Common Stock by the Substantial Stockholder will not have an adverse effect on this corporation,

            (h) A majority of the Whole Board shall have the power to determine, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, for the purposes of this Section 7, on the basis of information known to them: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an Affiliate of another; (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in Subsection 7(f)(3); (iv) whether the purchase price offered pursuant to any Tender Offer referred to In Subsection 7(d) conforms to the requirements as to minimum Offer Price set forth in Subsection 7(e); and (v) any other factual matter relating to the applicability or effect of this Section 7.

            (i) A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, that any person who it is reasonably believed is a Substantial Stockholder (or holds of record Common Stock beneficially owned by any Substantial Stockholder) supply this corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder; (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is a Substantial Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares; and (iii) any other factual matter relating to the applicability or effect of this Section 7, as may reasonably be requested of such person, and such person shall furnish such information within 10 days after the receipt of such demand.

            (j) Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of Common Stock of this corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section 7) entitled to be cast by the holders of shares of Common Stock of the corporation entitled to vote shall constitute a quorum at all meetings of the holders of Common Stock, and every reference in the Articles of Incorporation to a majority or other proportion of Common Stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such Common Stock.

            (k) Any determinations made by the Board of Directors or by the Continuing Directors, as the case may be, pursuant to this Section 7 in good faith and on the basis of such information as was then reasonably available for such purpose shall be conclusive and binding upon this corporation and its stockholders, including any Substantial Stockholder.

            (l) Anything to the contrary contained in this Section 7 notwithstanding, and without limiting the powers, duties and obligations of the Board of Directors, the Board of Directors is entitled and authorized, consistent with its duties as such and its obligations to this corporation and its stockholders, to consider the terms of any proposed Tender Offer or acquisition proposed by any person, and to determine if and whether to recommend acceptance or rejection thereof, notwithstanding compliance thereof with the provisions of Subsections 7(d) and 7(e), and in connection therewith, to take or authorize any and all appropriate and proper action deemed in the judgment of the Board of Directors in the best interests of this corporation and the stockholders in the event the Board of Directors shall determine to recommend rejection thereof.

            (m) Any amendment, alteration, change or repeal of this Section 7 shall require the affirmative vote of the holders of then outstanding Common Stock entitling the holders thereof to cast at least 60% of the votes entitled to be cast by the holders of all of the then outstanding Common Stock, provided, however, that this Subsection 7(m) shall not apply to, and such 60% vote shall not be required for, any amendment, alteration, change or repeal declared advisable by the Board of Directors by the affirmative vote of two-thirds of the Whole Board and submitted to the stockholders for their consideration, but only if a majority of the members of the Board of Directors acting upon such matter shall be Continuing Directors.

            (n) Nothing contained in this Section 7 shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

            (o) In the event any Subsection (or portion thereof) of this Section 7, including, without limitation Subsection 7(c), shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section 7 shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this corporation and its stockholders that each such remaining provision (or portion thereof) of this Section 7 remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholders, notwithstanding any such finding.


                                    ARTICLE IV
                              DIRECTORS AND OFFICERS

      Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be fixed and changed from time to time In such manner as shall be provided In the bylaws of the corporation and shall be no less than three (3) nor more than ten (10).

      Section 2. Initial Directors. The names and post office box or street addresses of the directors constituting the Board of Directors, which shall be four (4) in number are:

            NAME                    ADDRESS
            ----                    -------

            William Westerman       2901 Las Vegas Boulevard South
                                    Las Vegas, NV 89109

            Philip Hannifin         2901 Las Vegas Boulevard South
                                    Las Vegas, NV 89109

            William Friedman        2901 Las Vegas Boulevard South
                                    Las Vegas, NV 89109

            Robert Barengo          2901 Las Vegas Boulevard South
                                    Las Vegas, NV 89109


      Section 3. Limitation of Personal Liability. No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for:

            (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

            (b) The payment of distributions in violation of Nevada Revised Statutes 78.300.

      Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the reasonable expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation,

      Section 5. Repeal And Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of Sections 3 or 4 of this Article shall control.

      Section 6. Compliance with Gaming Control Act. All of the directors of the corporation shall be subject to, and the composition of the Board of Directors shall be in compliance with, the requirements and qualifications imposed by the Nevada Gaming Control Act (Nevada Revised Statutes ss.463.010 et seq., as amended from time to time), or any successor provision of Nevada law, and the regulations promulgated thereunder, and the rules and regulations of any governmental agency responsible for the licensing and regulation of gaming operations, including without limitation, the Nevada State Gaming Control Board, the Nevada State Gaming Commission and the Clark County Liquor and Gaming Licensing Board.


                                     ARTICLE V
                                   INCORPORATOR

      The name and post office box or street address of the incorporator who signed the original Articles of Incorporation is:

                  NAME                    ADDRESS
                  ----                    -------

                  Kenneth A. Woloson      600 East Charleston Boulevard
                                          Las Vegas, Nevada 89104


                                    ARTICLE VI
                      AMENDMENT OF ARTICLES OF INCORPORATION

      Subject to the special voting provisions with respect to Common Stock contained In Article III, these Articles of Incorporation may be amended, modified, altered or repealed only with the affirmative vote of stockholders holding shares in the corporation of each class entitling them to exercise at least a major of the voting power.

                                    ARTICLE VII
                         LIMITATION ON POWER OF DIRECTORS

      Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of two-thirds (2/3rds) of the directors then in office shall be required to authorize or approve any amendment, modification or supplement to (a) the Indenture and the First Supplemental Indenture to be entered into by and among the corporation, as issuer, Riviera Operating Corporation ("ROC"), as guarantor, and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), relating to the 11% First Mortgage Notes Due December 31, 2002 (or any other series of notes issued thereunder (collectively, the "Notes")) of the corporation in the form finally confirmed by the court in the reorganization case of Riviera, Inc. under Chapter 11 of Title 11 of the United States Code (Case No. BK-S91-24940) ("Reorganization Case"); (b) the Notes, (c) the Dead of Trust, Assignment of Rents and Security Agreement of the corporation, as trustor, in favor of the Trustee, as beneficiary, relating to the Notes; (d) the Security Agreement by and among the corporation and ROC as debtors, and the Trustee, as secured party, relating to the Notes; or (a) any of the other agreements entered into by the corporation In connection with the Issuance of the Notes or the provision of security for payment of the Notes which are listed in the Confirmation Order entered in the Reorganization Case.


                                                /s/ William L. Westerman
                                                ------------------------
                                                William L.  Westerman



                                                /s/ John A. Wishon
                                                ---------------------
                                                John A.  Wishon


                                   VERIFICATION

      We, the undersigned, William L. Westerman and John A. Wishon, being respectively the President and Chairman of the Board of Directors, and the Secretary of the corporation, being first duly sworn, do hereby declare that the Board of Directors of Riviera Holdings Corporation, at a meeting held May 10, 1996, adopted a resolution authorizing the filing of the Second Restated Articles of Incorporation with the Nevada Secretary of State, and authorized the President and Secretary of the corporation to execute this document. This document sets forth the text of the Articles of Incorporation as amended to the date of this certificate. The original Articles of Incorporation were filed with the Nevada Secretary of State on January 27, 1993, and the [first] Amended and Restated Articles of Incorporation were filed with the Nevada Secretary of State on June 18, 1993.

      IN WITNESS WHEREOF we have executed these Second Restated Articles of Incorporation of RIVIERA HOLDINGS CORPORATION on this 10th day of May, 1996.


                                                /s/ William L. Westerman
                                                -----------------------------
                                                William L.  Westerman
                                                President and
                                                Chairman of Board of Directors



                                                /s/ John A. Wishon
                                                -----------------------------
                                                John A.  Wishon
                                                Secretary



STATE OF NEVADA   )
                  ) ss:
COUNTY OF CLARK   )

      On this 10th day of May, 1996, personally appeared before me, a Notary Public, WILLIAM L. WESTERMAN and JOHN A. WISHON, personally known to me to be the persons whose names are subscribed to the above instrument, and who acknowledged that they executed this Instrument for the uses and purposes stated therein.

      WITNESS my hand and official seal.


                                                /s/ Margery S. Frantzen
                                                -----------------------------
[notary seal]                                   NOTARY PUBLIC

                                                                    EXHIBIT 4.3


Attached hereto is a representative specimen of a common stock certificate of Riviera Holdings Corporation.

                                                                    EXHIBIT 4.4

                           RIVIERA HOLDINGS CORPORATION


                              1993 STOCK OPTION PLAN


                                     ARTICLE I
                               PURPOSE; DEFINITIONS

            SECTION 1.1: Statement of Policy. The Board of Directors of RIVIERA HOLDINGS CORPORATION, a Nevada corporation, believes that the maximum advantage to the Corporation from its directors, officers and key employees can be secured by establishing a close identity between the interests of the Corporation and its Subsidiaries and Affiliates, and those of its or their respective directors, officers and key employees. The Board believes that it would be in the best interests of the Corporation to adopt a 1993 Stock Option Plan which will provide for the granting of both Incentive Stock Options (as defined in Section 2 of this Plan) and Non-Qualified Stock Options (as defined in Section 2 of this
Plan) and which will serve the function of providing a closer identification of certain directors, officers and key employees with the Corporation. Furthermore, it will serve to retain these individuals in the service of the Corporation or its Subsidiaries or Affiliates, to attract and induce new executives and other key employees to become associated with the Corporation or its Subsidiaries or Affiliates and to encourage ownership of the Company's Common Stock by such employees.

            SECTION 1.2: Definitions. When used in this Plan, unless the context otherwise requires:

            (a) "Affiliate" shall mean any entity, other than its Subsidiaries, in which the Corporation has a direct or indirect equity interest, as determined by the Board of Directors.

            (b) "Award" shall mean the award of Incentive Stock Options or Non-Qualified Stock Options under the Plan.

            (c) "Board of Directors" shall each mean the Board of Directors of the Corporation as constituted from time to time.

            (d) "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any statutes succeeding thereto.

            (e) "Committee" shall mean the Compensation Committee designated by the Board of Directors to administer the Plan under Section 3.1 hereof.

            (f) "Common Stock" and "Stock" shall each mean the Common Stock of the Corporation.

            (g) "Corporation" shall mean Riviera Holdings Corporation, a Nevada corporation.

            (h) "Disinterested Person" shall mean a person defined in Rule 16b-3(d)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

            (i) "Employee" shall mean an officer or other key employee of the Corporation or any of its Subsidiaries or Affiliates, including a director who is such an employee.

            (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

            (k) "Fair Market Value" shall mean, on any given date, the mean between the highest and lowest prices of actual sales of shares of Common Stock on the principal national securities exchange on which the Common Stock is listed on such date or, if Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.

            (l)  "Holder" shall mean an Employee to whom an Award has been made.

            (m) "Incentive Stock Options" shall mean options which meet the requirements for Incentive Stock Options in Section 422 of the Code.

            (n) "Non-Qualified Stock Options" shall mean stock options which do not meet the requirements for Incentive Stock Options, as defined in Paragraph (m) of this Section 1.2, and stock options which do meet such requirements but which the Committee designates as Non-Qualified Stock Options.

            (o) "Option Agreement" shall mean each Agreement referred to in
      Section 12 of this Plan between the Corporation and any person to whom an Option is granted.

            (p) "Options" shall mean the Incentive Stock Options and Non-Qualified Stock Options granted under this Plan.

            (q)   "Option Shares"  shall have the meaning set forth in
      Section 8.4(a).

            (r) "Plan" shall mean this 1993 Stock Option Plan adopted by the Board of Directors, as such Plan from time to time may be amended as herein provided.

            (s) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated pursuant thereto.

            (t) "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            (u) "Ten Percent Shareholder" shall mean a person who on any given date owns, either directly or within the meaning of the attribution rules contained in Section 425(d) of the Code, capital stock possessing more than ten percent of the total combined voting powers of all capital stock of the Corporation or a Subsidiary.


                                    ARTICLE II
                                    ELIGIBILITY


            SECTION 2.1: Award Eligibility. Persons eligible to receive Awards under this Plan shall be any Employee as the Committee, in its sole discretion, may select. However, in no event may incentive stock options be granted to Employees of Affiliates.


                                    ARTICLE III
                              ADMINISTRATION  OF PLAN

            SECTION 3.1: Committee. This Plan shall be administered by the Committee which shall consist of two members of the Board of Directors as the Board of Directors shall determine, each of which shall be a Disinterested Person. The Committee shall have plenary authority in its discretion, but subject to the express provisions of this Plan, (a) to determine the Employees to whom and the time or times at which Awards shall be made, the number of shares to be covered by each Option, and whether an Award shall be consist of Incentive Stock Options or Non-Qualified Stock Options or both, provided however, that Incentive Stock Options may be granted only to persons who are employees of the Corporation and its Subsidiaries; (b) to interpret this Plan and to prescribe, amend and rescind the rules and regulation relating to it; (c) to determine the terms and provisions of the Awards and the respective Option Agreements (which need not be identical), including without limitation such terms and provisions as may be requisite in the judgment of the Committee (i) to cause this Plan and the Options and Common Stock issued pursuant to the Plan to be registered on Form S-8 promulgated pursuant to the Securities Act, and the applicable rules and regulations thereunder, or any other appropriate form, (ii) to provide for the reimbursement of the Corporation for taxes paid or advanced in respect of the issuance to Employees of Options or Common Stock under the Plan and (iii) to set forth the form of restrictive legends to be placed on certificates representing shares of Common Stock to be issued pursuant to Options relating to obligations of the holders under the Federal and state securities laws and under the Code; (d) to unilaterally and without approval of a Holder to amend an existing Award in order to carry out the purposes or this Plan (so long as such an amendment does not take away any benefit granted to a Holder by the Award and so long as the amended Award would comport with the terms of this Plan); and (e) to make all other determinations deemed necessary or advisable for the granting of Awards and the administration of this Plan. Any interpretation by the Committee of the terms and provisions of this Plan and the administration hereof, and all action taken by the Committee, shall be final and binding upon Plan participants.

            SECTION 3.2: Vacancies. If a member of the Committee for any reason shall cease to serve, the vacancy may be filled by the Board of Directors in accordance with the By-Laws of the Corporation and this Plan.

            SECTION 3.3: Removal. Any member of the Committee may be removed at any time, with or without cause, by the Board of Directors.

            SECTION 3.4: Chairman. The Board of Directors or the Committee shall select one of the members of the Committee as the Committee's Chairman.

            SECTION 3.5: Meetings. The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by at least a majority of its members. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by the affirmative vote of a majority of its members at a meeting duly called and held. The Committee may appoint a secretary, who shall keep minutes of its meetings and make such rules and regulations for the conduct of its business as may be deemed advisable.


                                    ARTICLE IV
                      SHARES OF COMMON STOCK SUBJECT TO PLAN

            SECTION 4.1: Shares Available. (a) The Committee may, but shall not be required to, allocate in accordance with this Plan both Incentive Stock Options and Non- Qualified Stock Options to purchase not more than, in the aggregate, 12,000 shares of the Common Stock. Such shares of Common Stock may be authorized and unissued shares or issued shares held in the Corporation's treasury. Said 12,000 shares shall be computed prior to any adjustment resulting from stock dividends, split-ups, reorganization, or other substitutions of securities for the present Common Stock of the Corporation, provided that no adjustment shall be made in such number of shares upon the issuance of Common Stock of the Corporation in exchange for, or upon conversion of shares of Preferred Stock of the Corporation issued pursuant to the 1993 Plan of Reorganization of the predecessor of the Corporation (the "Reorganization Plan").
            (b) Any shares issued by the Corporation through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under this Plan. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares or the payment of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.


                                     ARTICLE V
                                      OPTIONS

            SECTION 5.1: Option Grants. Options shall be evidenced by Option Agreements. An Option Agreement signed by the Chairman, the President, or any other officer of the Corporation designated by the Chairman or the Board of Directors, and attested by the Treasurer or Assistant Treasurer or Secretary or Assistant Secretary of the Corporation, shall be issued to each person to whom an Award is granted. The form and provisions of each Option Agreement shall be determined by the Committee in accordance with the terms of this Plan. If any grantee of an Award does not execute an Option Agreement in the form prescribed by the Committee within thirty (30) days from the grant thereof, the action of the Committee with respect to the Award granted to such individual shall be of no further force or effect.

            SECTION 5.2: Time for Grant of Awards. Awards may be granted by the Committee pursuant to this Plan from time to time for a period beginning July 1, 1993 and ending July 1, 2003. Nothing herein shall be construed to prohibit the issuance of Awards at different times to the same persons.

            SECTION 5.3: Number of Shares to be Optioned and Nature of Option. Subject to Section 2.1 of this Plan, the total number of shares to be optioned to any eligible person and whether the Option shall be an Incentive Stock Option or a Non-Qualified Stock Option shall be determined by the Committee in its sole discretion; provided, however, that in the case of Incentive Stock options, the aggregate Fair Market Value, determined as of the time the Option is granted, of the Stock with respect to which Incentive Stock Options may be exercisable for the first time by any individual during any calendar year shall not exceed $100,000.

            SECTION 5.4: Incentive Stock Option. Each provision of this Plan and each Option Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422A of the Code, and any provisions thereof that cannot be so construed shall be disregarded. In no event may a Holder be granted Incentive Stock Options which do not comply with such grant and vesting limitations as may be prescribed by Section 422A(b)(7) of the Code. Incentive Stock Options may not be granted to Employees of Affiliates.

            SECTION 5.5: Term of Options. The Option Agreements shall specify when an Option may be exercisable and the terms and conditions applicable thereto, including any vesting requirements. The term of an Option, whether an Incentive Stock Option or a Non-Qualified Stock Option, shall in no event be exercisable more than ten (10) years (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder), or such shorter period, if any, as may be necessary to comply with the requirements of state securities laws, from the date such Option is granted, except, to the extent provided in
Section 6.1(d) of this Plan.

            SECTION 5.6: Assignability of Options. Options and all rights thereunder shall by their terms be nonassignable and non-transferable by the Holder (otherwise than by will or the laws of descent and distribution), and any attempt to do so shall be null and void. Options shall be exercisable during the life time of the Holder only by the Holder. Nothing contained herein shall be deemed inconsistent with the provisions hereinafter set forth pertaining to the exercise of an Option by the estate of a deceased Holder pursuant to Section 6.1 of this Plan.

            SECTION 5.7: Option Price. The price at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of such shares on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the option price per share shall not be less than 110% of the Fair Market Value of such share on the date of grant.


                                    ARTICLE VI
                                EXERCISE OF OPTIONS

            SECTION 6.1: Death, Disability, Retirement or Termination of Employment with Consent. As used herein, a Holder's employment with the Corporation shall be deemed to have been terminated "with consent" if the Corporation or a Subsidiary or an Affiliate has provided its express written consent to the exercise of the Holder's Options following such termination. Notwithstanding the provisions of Section 6.2 of this Plan, Options granted to a Holder may be exercised as follows:

            (a) In the event of the termination of the Holder's employment with consent, then such Holder's Option may be exercised, regardless of tax consequences, to the extent then vested and exercisable as provided in the Option Agreement applicable to such Option (or, if so determined by the Committee in its sole discretion, up to the full extent thereof, whether or not vested) at any time (i) within 90 days following such termination if exercise by such Holder during such period would not violate Section 16(b) of the Exchange Act, or (ii) within 190 days following such termination if exercise by such Holder within 90 days following such termination would violate Section 16(b) of the Exchange Act, but in any event not thereafter.

            (b) In the event of the termination of the Optionee's employment resulting from the Optionee's retirement under one or more of the Corporation's retirement plans including, without limitation, any early retirement permitted under such plans, then such Optionee's Options may be exercised, regardless of tax consequences, to the extent vested at any time (or, if so determined by the Committee in its sole discretion, up to the full extent thereof, whether or not vested) (i) within 90 days following such termination if exercise by such Optionee during such period would not violate Section 16(b) of the Exchange Act, or (ii) within 190 days following such termination if exercise by such Optionee within 90 days following such termination would violate Section 16(b) of the Exchange Act, but in any event not thereafter.

            (c) In the event of the death or the permanent physical or mental disability (as such disability shall be determined by a physician selected by the Corporation) of the Optionee either (i) while employed by the Corporation or a Subsidiary or an Affiliate, or (ii) (with respect to a Non-Qualified Stock Option only) while eligible to exercise his Option pursuant to Section 6.1(a) or
(b) of this Plan following the termination of his employment, then such Optionee's Option may be exercised, to the extent vested (or, if so determined by the Committee in its sole discretion, up to the full extent thereof, whether or not vested), at any time within one (1) year for disability following the Holder's death or such determination of physical or mental disability, by the Holder, the executors or administrators of the Holder or by any person who shall have acquired the Option from the Holder by bequest or inheritance. In the event of termination of employment by reason of disability or Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422A of the Code, such Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option.

            (d) Notwithstanding the foregoing provisions, in no event may an Option be exercised (i) prior to shareholder approval of this Plan, (ii) prior to vesting requirements (other than as provided in this Plan), if any, contained in any Option Agreement, or (iii) subsequent to the expiration of its term, except that a Non-Qualified Stock Option shall be exercisable, to the extent provided in Section 6.1(c) of this Plan, for a maximum of one (1) year following the death of a Holder, or the date on which he is determined to have a permanent physical or mental disability, regardless of its original term.

            SECTION 6.2: Termination of Employment Under Other Circumstances. In the event of the termination, for any reason, of the employment of a Holder, other than by reason of death, disability, retirement or with the written consent of the Corporation or a Subsidiary or an Affiliate, all Options granted to such Holder which have not been exercised by him prior to the time of such termination, whether or not vested, shall be then terminated and thereafter may not be exercised. Options granted under this Plan, however, shall not be affected by any change of employment so long as the Holder of the Option continues to be an Employee of the Corporation or a Subsidiary or an Affiliate.

            SECTION 6.3: How Exercisable. An Option shall be exercisable by delivery of a duly signed notice in writing to such effect and the full purchase price of the Common Stock purchased pursuant to the exercise of the Option to the Treasurer of the Corporation or to any other officer of the Corporation appointed by the Committee for the purpose of receiving the same; provided, however, that no Option issued pursuant to this Plan may be exercised at any time when the Option or the granting or the exercise thereof violates any law or governmental order or regulation. Delivery of the full purchase price shall be satisfied either: (a) by payment in cash of the full purchase price, (b) by tender of such number of shares of the Corporation's Common Stock owned either
(x) by the Holder prior to exercise of the Option or (y) with the consent of the Committee, by the Holder as a result of the exercise of the Option, as is equal in value (as determined by its Fair Market Value at the close of business on the last business day before the date of delivery) to the full purchase price or (c) by delivery of any combination of cash and such shares of the Corporation's Common Stock (valued as set forth above) which, in the aggregate, is equal in value to the full purchase price, subject to compliance with applicable securities laws. Alternatively, an Option shall be exercisable by Holders not subject to Section 16(b) of the Exchange Act by delivery of a duly signed notice in writing to such effect (the "Exercise Notice") which shall include irrevocable instructions to the Corporation to deliver the stock certificates issuable in respect of such Option exercise directly to a broker named therein, which has agreed to participate in a "cashless" exercise on behalf of the Holder. In connection therewith, the Corporation shall acknowledge and, notwithstanding the provisions of Section 6.4 hereof, forward a copy of the Exercise Notice to such broker and the Corporation shall be authorized and entitled to deliver such stock certificates directly to such broker against receipt of the exercise price and any withholding taxes due in respect of such option exercise. The Committee shall have the right to adopt such rules and regulations with respect to the provisions of this paragraph as it deems appropriate. Whenever all or any portion of the purchase price payable upon exercise of an Option is paid by the delivery of shares of the Corporation's Common Stock, tender of such shares shall be accompanied by a duly executed stock power and by payment of the requisite stock transfer tax, if any. The Committee may also require the Holder to make such representations as to his title, authority to transfer such title and any other facts as it may deem appropriate. In connection with the exercise of a Non-Qualified Stock Option, the Committee may require the Holder to remit an amount in cash or in Common Stock sufficient to satisfy all Federal, state and local requirements to withhold taxes.

            SECTION 6.4: Issuance of Shares. Within a reasonable time after the exercise of an Option the Corporation shall cause to be delivered to the purchaser a certificate representing the shares of Common Stock purchased pursuant to the exercise of the Option.

            SECTION 6.5: Shareholder Rights of Holder. No person entitled to exercise any Option granted under this Plan shall have any rights or privileges of a shareholder of the Corporation in respect of any shares issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered.

            SECTION 6.6: Termination of Options. Any Option not exercised within the period fixed for its exercise in an Option Agreement and this Article VI shall terminate and become null and void.

            SECTION 6.7: Unexercised Options. Common Stock covered by Options which have terminated in accordance with the provision of this Plan, to the extent to which such Options have not been exercised, may be treated by the Committee as Common Stock which is eligible for other and further granting of Options in accordance with the terms of this Plan.

            SECTION 6.8: Cash-Out of Vested Options. The Committee may in its sole discretion cancel the vested portion of any Options held by a Holder who is at such time no longer an Employee of the Corporation or any of its Subsidiaries or Affiliates in exchange for a cash payment equal to the difference between (i) the Fair Market Value of the shares subject to such vested Options, and (ii) the Option Price for such shares.


                                    ARTICLE VII
                            NOT AN EMPLOYMENT CONTRACT

            SECTION 7.1: Not an Employment Contract. Anything contained herein or in any Option Agreement notwithstanding, neither this Plan, any Option Agreement nor any Option granted pursuant to this Plan shall confer on an individual any right to continue in the employ or service of the Corporation or any Subsidiary or Affiliate or interfere in any way with the right of the Corporation or such Subsidiary or Affiliate at any time to terminate or modify the terms or conditions of the employment or service of the Holder of the Option.


                                   ARTICLE VIII
                             RECAPITALIZATION, MERGER,
                         CONSOLIDATION AND REORGANIZATION

            SECTION 8.1:  Change in Common Stock.

            A. Appropriate and equitable adjustment shall be made in the number of shares of Common Stock subject to each outstanding Option or the option prices or both, in the event of any changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, sales or exchanges of assets, combinations or exchanges of shares or offerings of subscription rights; it being the purpose of this provision to insure that an Option shall be adjusted to give the Holder, upon exercise of his Option, rights equivalent to the rights of a person who had held shares of Common Stock in the amount subject to the Option at the time the Option is granted. In applying this provision an adjustment shall be made for any changes occurring after the effective date of this Plan.

            B. In the event of a change in the Common Stock of the Corporation as presently constituted, which is limited to a change of the par value status of any or all of its authorized shares, the shares resulting from any such change shall be deemed to be Common Stock or Stock within the meaning of this Plan.

            C. Anything contained in this Section 8.1 to the contrary notwithstanding, no adjustment shall be made in the number of shares of Common Stock subject to each outstanding Option or the Option prices or both, in the event of any changes in the outstanding Common Stock by reason of issuances of shares of Common Stock (i) upon exercise of any Option, or (ii) in exchange for or upon conversion of shares of the Company's Preferred Stock issued pursuant to the "Reorganization Plan" (as defined in Section 4.1 hereof).

            D. To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section 8 shall, where appropriate, be paid in cash to the Holder.

            SECTION 8.2: Dissolution or Liquidation. In the event of the complete liquidation or dissolution of the Corporation other than as an incident to a merger, reorganization, or other adjustment referred to in Section 8.1 above, any Options granted pursuant to this Plan and remaining unexercised shall be deemed cancelled without regard to or limitation by any other provision of this Plan.

            SECTION 8.3:  Rights of Holders and the Corporation.

            A. Except as hereinbefore expressly provided in this Article VIII, a Holder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option.

            B. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

            SECTION 8.4:  Compliance With Securities Act.

            (a) As soon as is reasonably practicable, the Corporation will use its best efforts to effect a registration on Form S-8 under the Securities Act with respect to all Options and all shares issuable upon exercise of the Options (the "Option Shares"), provided, however, that the Corporation shall not, be obligated to effect, or to take any action to effect, any registration in any jurisdiction in which the Corporation would be required to execute a general consent to service of process in effecting registration unless the Corporation is already subject to service in such jurisdiction and except as may be required by the Securities Act or blue sky laws of such jurisdiction, provided that the filing of a Form U-2 or similar form shall not be deemed to be a general consent to service of process for purposes of this subsection. In connection with any such registration, the Corporation shall:

                  (i) promptly give written notice of the proposed registration to all Holders; (ii) use its reasonable best efforts to effect the registration of the Options held by the Holders and the Option Shares subject thereto (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) as would permit or facilitate the sale and distribution of such Options and Option Shares; (iii) keep the registration effective; (iv) prepare and file with the Securities and Exchange Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement; (v) use its best efforts to cause all such Options and Option Shares registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Corporation are then listed or eligible for listing if the listing of such Options and Option Shares is then permitted under the rules of such exchange; and (vi) provide a transfer agent and registrar for all Options and Option Shares registered pursuant to such registration statement and a CUSIP number for all such Options and Option Shares, in each case not later than the effective date of such registration statement;

            (b) Prior to the effectiveness of any registration of the Option Shares, as provided in Section 8.4(a), the Corporation may postpone the issuance and delivery of shares of Common Stock upon any exercise of any Option until (i) the admission of such shares to listing on any stock exchange on which shares of the Corporation of the same class are then listed and the completion of such registration or other qualification of such shares under any state or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable, (ii) insofar as any local Blue Sky law might affect the issuance of such shares, either the local Blue Sky Commission shall have ruled or counsel to the Corporation shall have advised that the issue is not subject to such local law or that such shares shall have been qualified under such law, (iii) counsel to the Holder has delivered an opinion to the Corporation, satisfactory in form and substance, to the effect that the issuance of such shares does not require registration under any Federal or state securities laws or that any such registration as may be required shall be effective as of the time of issuance of such shares, (iv) the individual to whom the Option is granted shall have represented and agreed in writing that any shares purchased pursuant to the Option are being purchased for investment only and not with a view to the distribution or resale thereof; provided, however, that a Holder making such representation and agreement may be released by the Corporation at its discretion from such representation and agreement upon the shares being registered or qualified in such manner as may be legally required at any time, and (v) the Committee shall have been advised by counsel that all applicable legal requirements pertaining to the issuance of such shares, including any requirements of the Securities Act, have been complied with. Any person exercising an Option shall make such representations and furnish such information as may be appropriate to permit the Corporation, in the light of the then existence or non-existence of an effective registration statement under the Securities Act, with respect to such shares, to issue the shares in compliance with the provisions of that or any comparable law.

            (c) The Corporation shall not have any liability to any Holder or otherwise (i) in the event a registration does not occur with respect to the Option Shares, or (ii) with respect to any Option the exercise of which is prevented by the provisions of Section 8.4(b).


                                    ARTICLE IX
                     AMENDMENT, TERMINATION AND INTERPRETATION

            SECTION 9.1: Amendment and Termination. This Plan shall terminate on July 1, 2003; however, upon obtaining the approval of the stockholders of the Corporation, if required by law or the applicable provisions of the securities exchange upon which the Common Stock is listed, the Board of Directors or the Committee may at any time prior to such date terminate or from time to time amend this Plan and the terms and conditions thereof as to stock which is not then the subject matter of Options granted or issued pursuant to the terms of this Plan; and the Board of Directors or the Committee, with the written consent of the affected Holders of any Options granted pursuant to this Plan, may at any time terminate or from time to time amend this Plan and the terms and conditions of this Plan as it regards any such Options held by any such consenting Holders.

            SECTION 9.2: Interpretation. A determination of the Committee as to any question which may arise with respect to the interpretation of the provisions of this Plan and of any Option or Option Agreement shall be final.

            SECTION 9.3: Rules and Regulations. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of this Plan as it may determine advisable to make this Plan and the Options effective and provide for their administration, and may take such other actions with regard to this Plan and the Options as it shall deem desirable to effectuate their purposes.

            SECTION 9.4: Evidence of Each Option. The Committee may include in each agreement or document it may issue to the Holder of any Option, evidencing the existence of such Option given or granted pursuant to the terms of this Plan, the text of this Plan by reference thereto in such certificate or document; and in such event, the entire terms of this Plan as it may exist and as it may be amended from time to time shall be deemed included in such certificate or document with the same force and effect as though this Plan were set forth in its entirety in such agreement or document.


                                     ARTICLE X
                                   EFFECTIVENESS

            SECTION 10.1: Effectiveness of Plan. This Plan shall become effective on July 1, 1993, subject, however, to approval by the shareholders of the Corporation within 1 year of adoption.


                                    ARTICLE XI
                                   MISCELLANEOUS

            SECTION 11.1: Substituted Options. Subject to the limitation in
SECTION 4.1 hereof on total shares available for Options, Options to purchase shares of the Corporation's Common Stock may be issued under this Plan on terms and conditions which differ from, or conflict with the terms and conditions set forth herein, provided that such Options are issued in substitution for outstanding Options held by persons who have become directors, officers or key employees of the Corporation or any of its Subsidiaries or Affiliates by reason of a corporate merger, consolidation, acquisition of property or capital stock, separation, reorganization or liquidation.

                                                                    EXHIBIT 4.5


                 RIVIERA HOLDINGS CORPORATION STOCK PURCHASE PLAN
                             (Effective May 10, 1996)

            The Riviera Holdings Corporation Stock Purchase Plan (the "Plan") is intended to provide the eligible employees of Riviera Holdings Corporation (the "Company") and its participating subsidiaries a convenient means of purchasing shares of the Company's common stock, par value $.001 per share. The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.


                                     ARTICLE I
                                    DEFINITIONS

            1.1 "Account" means the bookkeeping account established on behalf of each Participant by the Committee to record payroll deduction contributions and Participant Loan repayments made by each Participant and shares of Common Stock purchased by each Participant.

            1.2   "Board" means the Board of Directors of the Company.

            1.3 "Common Stock" means shares of the Company's common stock, par value $.001 per share.

            1.4 "Company 401(k) Plan" means a qualified retirement plan established by the Company or a Subsidiary that is intended to comply with section 401(k) of the Code.

            1.5 "Compensation" means all salary, wages or earnings, including, without limitation, overtime pay, commissions, tips and bonuses, paid by the Company or a Participating Subsidiary.

            1.6   "Committee" means the Compensation Committee of the Board.

            1.7   "Deferred Eligibility Date" is defined in Section 2.1.2.

            1.8 "Employee" means any person who is regularly scheduled to work a minimum of 20 hours per week for the Company or a Participating Subsidiary.

            1.9 "Effective Date" means May 10, 1996, subject to the provisions of Section 8.9.

            1.10 "Participant" means an Employee who has met the eligibility requirements of Article II and who has elected to participate pursuant to an election under Section 3.1.

            1.11 "Participant Loan" means the difference between (a) the Purchase Price determined under Section 4.2 multiplied by the Purchased Common Stock and (b) any amount advanced by the Participant at the time participation commences pursuant to the provisions of Section 3.1.

            1.12 "Participating Subsidiary" means each United States Subsidiary of the Company approved for participation in the Plan by the Board.

            1.13  "Per Share Fair Market Value" is defined in Section 4.2.

            1.14 "Purchase Date" means the date a Participant elects to purchase, which shall be no later than 5:00 p.m. Las Vegas time on the May 31st following the Effective Date or a Deferred Eligibility Date.

            1.15 "Purchased Common Stock" means the number of shares a Participant has elected to purchase pursuant to Section 2.4.

            1.16 "Required Service Period" means a consecutive six-month period during which an individual is an Employee, measured from his or her date of hire by the Company or a Participating Subsidiary.

            1.17 "Subsidiary" means a subsidiary corporation of the Company, as that term is defined in section 424(f) of the Code.


                                    ARTICLE II
                                    ELIGIBILITY

            2.1   Eligibility.  The eligibility requirements are as  follows:

                  2.1.1 Except as provided in Sections 2.2 and 2.3, an Employee who has completed the Required Service Period before the Purchase Date and who continues to be an Employee as of the Purchase Date, shall be eligible to participate in the Plan.

                  2.1.2 Each other Employee, except as provided in Section 2.2 or Section 2.3, shall be eligible to participate in the Plan as of the Purchase Date subsequent to when he or she shall first complete the Required Service Period ("Deferred Eligibility Date"), subject to the provisions of Section 8.4.2.

            2.2 Ineligible Employees. Notwithstanding any other provision of the Plan to the contrary, each of the following Employees shall be ineligible to participate in the Plan:

                  2.2.1 An Employee who is a member of a collective bargaining unit whose agreement with the Company or a Participating Subsidiary does not provide for participation in the Plan, provided that participation in the Plan was a subject of good faith bargaining as that term is understood under the terms of the National Labor Relations Act, 29 U.S.C.
                              151, et seq.;

                  2.2.2 An Employee who is employed by a Subsidiary that is not a Participating Subsidiary; and

                  2.2.3 An Employee who is treated as owning Common Stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries (for purposes of this provision, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee).

            2.3 Eligibility Restrictions. An Employee who (a) elects to terminate participation in the Plan in accordance with Section 3.4 or (b) makes a hardship withdrawal from a Company 401(k) Plan shall be prohibited from participating in the Plan for one year after the date of such termination or withdrawal.

            2.4 Number of Shares. Each eligible Employee may purchase a number of shares of Common Stock, but not less than 100 shares, nor more than 1,000 shares, with a combined Per Share Fair Market Value equal to 10% of his or her Compensation in the calendar year prior to the Purchase Date. If an eligible Employee was not an Employee for the full year prior to the Purchase Date, then such Employee's Compensation for the first quarter before the Purchase Date will be multiplied by four for purposes of calculating the number of shares such Employee is eligible to purchase. The number of shares subject to purchase shall be the next nearest whole number multiple of 100, rounded upward. For example, assuming an eligible Employee had $15,000 of Compensation and Per Share Fair Market Value of the Common Stock was $10.00, such employee could purchase a maximum of 200 shares.

                                    ARTICLE III
                                   PARTICIPATION

            3.1 Commencement of Participation. An eligible Employee shall become a Participant in the Plan by completing an enrollment and payroll deduction form and delivering it to the Company or the Participating Subsidiary employing him or her in accordance with procedures established by the Committee. A Participant may pay the Purchase Price of Purchased Common Stock initially or at any other time prior to two years after the Purchase Date.

            3.2 Payroll Deduction. At the time a Participant files his or her enrollment and payroll deduction form, he or she shall elect to have withheld from his or her Compensation on a bi-weekly basis an amount that will repay his or her Participant Loan in no more than 52 level installments.

                  3.2.1. Notwithstanding the provisions of Section 3.2, the balance of any Participant Loan must be repaid by the date specified in Section 5.2.

                  3.2.2. Notwithstanding any other provision within the Plan, at no time shall the balance of a Participant Loan exceed $5,000.

            3.3 Changes in Rate of Payroll Deductions. A Participant may elect to change the rate of his or her contribution to any other permissible rate that meets the requirements of Section 3.2, effective as soon as administratively feasible after the Participant files written notice thereof with the Committee.

            3.4 Suspension or Termination of Payroll Deductions. A Participant may terminate contributions under the Plan. A termination of contributions shall be effective as soon as administratively feasible after the date the Participant files written notice thereof with the Committee. If a Participant fails to make an installment payment and such missed payment is not made up within 90 days, then the Participant will be deemed to have elected to terminate contributions. If a Participant terminates his or her participation in the Plan the provisions of Section 5.2 shall apply. In addition, all contributions by a Participant shall be automatically suspended upon a hardship withdrawal from a Company 401(k) Plan for the period required by Section 401(k) of the Code and the regulations thereunder.

            3.5 Statutory Limitation. No Employee shall be granted an option or right to purchase that permits his or her rights to purchase Common Stock under the Plan and all other employee stock purchase plans (as described in section 423 of the Code) of the Company or its Subsidiaries to accrue at a rate that would cause the fair market value of all such stock (determined at the time such option is granted) for each calendar year to exceed $25,000.

                                   ARTICLE IV
                                    OFFERINGS

            4.1 Offerings. The Plan shall be implemented through offerings of the right to purchase the Common Stock for ten business days after (a) the Effective Date and (b) a Deferred Eligibility Date ("Cut-Off Date"). Any rights that are not exercised on or before the relevant Cut-Off Date shall expire and be null and void.

            4.2 Purchase Price. The purchase price per share of stock ("Purchase Price") shall be 85% of the Per Share Fair Market Value of Common Stock on the Effective Date or a Deferred Eligibility Date, as applicable. For purposes of the Plan, the "Per Share Fair Market Value of Common Stock" shall mean (a) if the Common Stock is listed on an established stock exchange or exchanges, the last reported sale price per share on such date on the principal exchange on which it is traded, or if no sale was made on such date on such principal exchange, at the closing reported bid price on such date on such exchange, or
(b) if the Common Stock is not then listed on an exchange, the last reported sale price per share on such date reported by NASDAQ, or if sales are not reported by NASDAQ or no sale was made on such date, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ on such date, or (c) if the Common Stock is not then listed on an exchange or quoted on NASDAQ, the average of the closing bid and asked price on the most recent date the Common Stock traded in the over-the-counter market.

            4.3 Maximum Offering. Subject to adjustment as provided in Section 8.3, the maximum number of shares that shall be issued under the Plan shall be 300,000. To the extent the total amount of Purchased Common Stock for which Participants have properly subscribed exceeds 300,000, the 300,000 shares shall be allocated in integrals of 100 so that subscribing Participants will be entitled to purchase, subject to the provisions of Section 2.4, 100 shares, 200 shares, 300 shares, 400 shares, 500 shares, 600 shares, 700 shares, 800 shares and 900 shares until the entire 300,000 shares are allocated.


                                     ARTICLE V
                                   CERTIFICATES

            5.1 Certificates Representing Purchased Common Stock. The Company will hold the certificates representing Purchased Common Stock until the Purchase Price thereof has been paid in full by the Participant. The Participant shall execute a blank stock power enabling the Company to cancel the issuance of the Purchased Common Stock pursuant to Section 5.2.

            5.2 Cancellation Events. The following shall be cancellation events:

                  5.2.1 If a Participant suspends or is considered as having suspended his or her payroll deductions pursuant to Section 3.4 for a period of time that, were payroll deductions to resume at the prior level, the Participant Loan would not be repaid within 2 years from the Purchase Date,

                  5.2.2 If a Participant terminates his or her payroll deductions under the Plan or is deemed to have terminated his or her payroll deductions pursuant to Section 3.4, or

                  5.2.3 If a Participant leaves the employ of the Company or a Participating Subsidiary,

and shall fail to pay the balance of his or her Participant Loan by the tenth business day after receipt of notice from the Committee, the Company shall (a) return all amounts paid on account of the Purchase Price and (b) cancel the issuance of the certificates representing the Purchased Common Stock.

            5.3 Payment in Full. Upon payment of the full Purchase Price, the Company will promptly issue one or more certificates representing the Purchased Common Stock.

            5.4 Acquisition of Common Stock. The Company may make available Common Stock for use under the Plan from authorized but unissued shares or treasury shares, or may acquire Common Stock in the open market or in privately negotiated transactions for such use.

                                    ARTICLE VI
                                    ACCOUNTING

            6.1 Allocation of Common Stock. Shares of a Participant's Purchased Common Stock shall be registered in the name of the Participant, subject to the provisions of Section 5.1.

            6.2 Account Statements. Each Participant shall receive quarterly statements of all payroll deductions with respect to his or her Account, together with all other transactions affecting such Account.

                                    ARTICLE VII
                                  ADMINISTRATION

            7.1 Authority of Committee. The Committee shall have the exclusive power and authority to administer the Plan, including without limitation the right and power to interpret the provisions of the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. All such actions, interpretations and determinations that are done or made by the Committee in good faith shall be final, conclusive and binding on the Company, the Subsidiaries, the Participants, the Employees and all other parties claiming through them or any of them, and shall not subject the Committee to any liability.

            7.2 Committee Procedures. The Committee may select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members then in office shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

            7.3 Expenses. The Company and its Participating Subsidiaries shall pay all expenses incident to the operation of the Plan, including the costs of record keeping, accounting fees, legal fees and the costs of delivery of stock certificates to Participants.

                                   ARTICLE VIII
                                   MISCELLANEOUS

            8.1 Transferability. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the purchase of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution or pursuant to a divorce order.

            8.2 Status as Owner. Each Participant shall be deemed to own legally all shares of Common Stock allocated to his or her Account and, to the extent permitted by Nevada law, shall be entitled to exercise all rights associated with ownership of the shares, including, without limitation, the right to vote such shares in all matters for which Common Stock is entitled to vote, receive dividends, if any, and tender such shares in response to a tender offer.

            8.3 Adjustment Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company, or a sale by the Company of all or part of its assets, the Board shall make appropriate adjustments in the number and kind of shares that are subject to purchase under the Plan.

            8.4   Amendment and Termination.

                  8.4.1 The Board shall have complete power and authority to amend or terminate the Plan (including without limitation the power and authority to make any amendment that may be deemed to affect the interests of any Participant adversely); provided, however, that the Board shall not, without the approval of the shareholders of the Company (a) increase the maximum number of shares that may be offered under the Plan (except pursuant to Section 8.3); (b) modify the requirements as to eligibility for participation in the Plan; or (c) in any other way cause the Plan to fail the requirements of section 423 of the Code.

                  8.4.2 The Plan and all rights of Employees hereunder shall terminate on the Cut-Off Date on which the maximum number of shares available under the Plan has first been exceeded.

                  8.4.3 Notwithstanding the provisions of Section 8.4.2, the Plan shall terminate on May 31, 1999 regardless of whether the full number of shares available under Section 4.3 has been purchased. The termination of the Plan under Section 8.4 shall in no way affect the obligation of a Participant to repay a Participant Loan.

                  8.4.4 The Board may, but shall have no obligation to do so, give more than one opportunity to purchase Common Stock under the Plan to an eligible Employee whether or not such Employee has theretofore elected to purchase stock, subject however to the limitations in Section 2.4.

            8.5 No Employment Rights. The Plan does not, directly or indirectly, create in any employee any right with respect to continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, an employee's terms of employment at any time.

            8.6 Withholding. To the extent any payments or distributions under the Plan are subject to Federal, state or local taxes, the Company and any Participating Subsidiary are authorized to withhold all applicable taxes. The Company and any Participating Subsidiary may satisfy its withholding obligation by (a) deducting cash from a Participant's Account or (b) deducting cash from a Participant's Compensation. A Participant's election to participate in the Plan authorizes the Company and the appropriate Participating Subsidiary to take any of the actions described in the preceding sentence.

            8.7 Use of Funds. All payroll deductions held by the Company under the Plan (other than amounts representing Federal, state or local taxes withheld) may be used by the Company for any corporate purpose and the Company shall not be obligated to hold such payroll deductions in trust or otherwise segregate such amounts.

            8.8 Governing Law. Except to the extent superseded by Federal law, the laws of the State of Nevada will govern all matters relating to the Plan.

            8.9 Stockholder Approval. Notwithstanding the provisions of Section 1.9, the Plan shall not take effect until approved by the stockholders of the Company.

                                      * * * *

            To record the adoption of the Plan, Riviera Holdings Corporation has caused its authorized officers to affix its corporate name and seal this _____ day of ___________________, 1996.


[CORPORATE SEAL]                             RIVIERA HOLDINGS CORPORATION



Attest: __________________________           By:______________________________

                                                                   EXHIBIT 4.6

                           RIVIERA HOLDINGS CORPORATION
                          NONQUALIFIED STOCK OPTION PLAN
                            FOR NON-EMPLOYEE DIRECTORS


            1. Purpose. The purpose of this Plan is to assist Riviera Holdings Corporation (the "Company") in attracting and retaining dedicated and qualified persons to serve as non-employee Directors of the Company.

            2. Shares. The total number of shares that may be issued pursuant to this Plan shall not exceed 50,000 shares of the Company's common stock, par value $.001 per share ("Common Stock"), except to the extent of adjustments authorized by Paragraph 6 of this Plan. Such shares may be Treasury shares or shares of original issue or a combination of the foregoing. If any option terminates, expires or is cancelled with respect to any shares of Common Stock, new options may thereafter be granted covering such shares of Common Stock.

            3. Eligibility and Option Grants. The following options to purchase Common Stock are hereby granted under this Plan:

                  (a) An option to purchase 2,000 shares of Common Stock to each person who on the effective date of this Plan is a non-employee Director of the Company, provided that any such person who has been granted options under the Company's 1993 Stock Option Plan will have the amount of such options deducted from such option to purchase 2,000 shares (and if options to purchase more than 2,000 shares have been granted, then no options will be granted under this Paragraph 3(a)).
                  (b) An option to purchase 2,000 shares of Common Stock to each person who on the anniversary of the effective date of this Plan is a non-employee Director of the Company.

                  (c) With respect to each person who first became or becomes a non-employee Director of the Company after the effective date of the Plan, a one-time grant of an option to purchase 2,000 shares of Common Stock granted as of the date such person first became or becomes a Director.

                  (d) The date of grant under Paragraphs 3(a), 3(b) and 3(c)
            shall be as follows: under Paragraph 3(a), the effective date of this Plan; under Paragraph 3(b), the anniversary of the effective date of this Plan; and under Paragraph 3(c), for a person who became a Director after the effective date of this Plan, the date such person first became or becomes a Director. Notwithstanding the foregoing, for purposes of Paragraphs 3(b) and 3(c) hereof, if the anniversary of the effective date of this Plan or the date on which a person first became or becomes a Director falls on a Saturday, Sunday or legal holiday, the date of grant shall be the first business day following such anniversary date or the date such person first became or becomes a Director.

            4. Terms and Conditions of Options. Each option granted hereunder shall be evidenced by a Stock Option Agreement substantially in the form of Exhibit A attached hereto with the blanks appropriately filled in. No option granted under this Plan shall be transferable otherwise than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code, as in effect from time to time or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Exercise Price per share of each such option shall be the fair market value per share of Common Stock determined as of the date of grant. "Fair Market Value" shall mean: (a) if the Common Stock is traded on an exchange, the closing price at which a share of Common Stock is traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading; (b) if the Common Stock is traded over-the-counter on the NASDAQ System, the mean between the bid and asked closing prices of a share of Common Stock on said System at the close of business on the date of valuation or, if there is no bid and asked prices on such date, the average of the bid and asked closing prices on the most recent date of trading or, if the Common Stock is designated a National Market security, the closing price at which a share of Common Stock traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading; and (c) if neither
(a) nor (b) applies, the fair market value as determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

            5. Administration. No option may be granted under this Plan after July 1, 2003 but options granted prior to that date shall continue to be exercisable after that date in accordance with their terms.

            6. Adjustments Upon Capitalization and Corporate Changes. The Board may make or provide for such adjustments in the option price and in the number or kind of shares of the Common Stock or other securities covered by outstanding options as the Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, reorganization, separation, partial or complete liquidation, issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Notwithstanding anything to the contrary, in the event of a merger or consolidation in which the Company is not the surviving corporation and the agreement of merger or consolidation provides for the assumption of options granted, and the Company's obligations, under this Plan, the shares of common stock or securities of the successor corporation may be issued under this Plan in lieu of shares of Common Stock, subject to all the adjustments which the Board may determine is equitably required under this Paragraph 6 and such substitution of securities shall not require the consent of any person who is granted options pursuant to this Plan. The Board may also make or provide for such adjustments in the number or kind of shares of Common Stock or other securities (including, but not limited to, shares of a successor referenced above) which may be sold under this Plan, and in the number of shares granted to newly elected Directors under Paragraph 3(c) of this Plan, as such Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in the two preceding sentences.

            7. Amendment. This Plan may be amended from time to time by the Board, but without further approval by the shareholders of the Company no such amendment shall (a) increase the aggregate number of shares of Common Stock that may be issued and sold under this Plan (except that adjustments authorized by the last sentence of Paragraph 6 shall not be limited by this provision) or (b) change the designation in Paragraph 3 of the class of persons eligible to receive options or (c) cause Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (or any successor rule to the same effect), to cease to be applicable to this Plan. In no event shall the provisions of this Plan relating to (i) the number of shares of Common Stock for which an option may be granted, (ii) the option price, and (iii) the timing of the grant and vesting of an option, be amended more than once every six months, with the exception of amendments required to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act, or the rules promulgated thereunder.

            8. Miscellaneous. Except as provided in this Plan, no Non-Employee Director shall have any claim or right to be granted an option under this Plan. Neither this Plan nor any action hereunder shall be construed as giving any Director any right to be retained in the service of the Company.

            9. Effective Date. This Plan shall be effective May 10, 1996 or such later date as stockholder approval is obtained.

                                     EXHIBIT A


                            STOCK OPTION AGREEMENT FOR
                          NONQUALIFIED STOCK OPTION PLAN
                            FOR NON-EMPLOYEE DIRECTORS


            WHEREAS, _________________ (the "Optionee") is a non-employee Director of Riviera Holdings Corp., a Nevada corporation (the "Company"); and

            WHEREAS, the execution of a Stock Option Agreement in the form hereof has been duly authorized by a resolution of the Board of Directors of the Company duly adopted on _____________ and incorporated herein by reference;

            NOW, THEREFORE, the Company hereby grants to the Optionee a nonqualified option pursuant to the Company's Nonqualified Stock Option Plan for Non- Employee Directors (the "Plan") to purchase _______ shares of the Company's common stock, par value $.001 per share ("Common Stock"), at the price of $__________ per share, and agrees to cause certificates for any shares purchased hereunder to be delivered to the Optionee upon payment of the purchase price in full, all subject, however, to the terms and conditions hereinafter set forth.

            1(a). This option (until terminated as hereafter provided) shall become exercisable to the extent of 20% of the shares specified above after the Optionee shall have continuously served as a non-employee Director for a period of one year from the date of this Agreement, and to the extent of an additional 20% after each of the next four successive years during which the Optionee shall have continuously served as a non-employee Director. To the extent exercisable, this option shall be exercisable in whole at any time or in part from time to time.

            (b) Upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for sale of all or substantially all of the assets of the Company or upon adoption of any resolution of reorganization or dissolution of the Company by the shareholders or upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change of control of the Company, the option granted hereby shall, notwithstanding the first sentence of this Paragraph, become immediately exercisable in full. If any such tender offer, merger, consolidation, sale, reorganization, liquidation or other event or series of events mentioned in the immediately preceding sentence shall be abandoned, the Board of Directors may by notice to the Optionee nullify the effect thereof and reinstate the provisions of the first sentence of this Paragraph, but without prejudice to any exercise of this option that may have occurred prior to such nullification. Notwithstanding anything to the contrary in this agreement, in the event of a merger or consolidation in which the Company is not the surviving corporation and the agreement of merger or consolidation provides for the assumption of options granted, and the Company's obligations, under the Plan, the date of exercisability of each outstanding option granted hereby shall not be accelerated as referenced above and the shares of common stock or securities of the successor corporation may be issued under the Plan in lieu of shares of Common Stock, subject to all the adjustments which the Board (as defined in the Plan) may determine is equitably required under Paragraph 6 of the Plan; in such event, the optionee hereby consents to the substitution of such successor corporation's securities.

            2. In order to exercise this option, the person or persons entitled to exercise it shall give written notice to the Company specifying the number of shares to be purchased pursuant to the exercise of the option. This notice shall be accompanied by payment for the shares. The option price shall be payable (a) in cash or by check acceptable to the Company, (b) by transfer to the Company of shares of Common Stock which have been owned by the Optionee for not less than six months prior to the date of exercise and which have a fair market value on the date of exercise equal to the option price, or (c) by a combination of such methods of payment. The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Company with a broker who is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the option exercise price and pursuant to which the broker undertakes to promptly deliver the full option exercise price to the Company.

            3. This Option shall terminate on the earliest of the following dates:

                  (a) Three months after the date on which the Optionee ceases to be a non-employee Director of the Company, unless he ceases to be such Director by reason of death or disability or unless such non-employee Director becomes an employee-Director subsequent to the date this option was granted pursuant to the Plan;

                  (b) Three months after the date of a qualified domestic
            relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, requiring the transfer of all or a portion of this option to the spouse of the Optionee (the "Qualified Domestic Relations Order") only with respect to such portion as is transferred.

                  (c) One year after the death or disability of the Optionee if the Optionee dies or becomes disabled while a Director of the Company; and

                  (d) Ten years from the date on which this option was granted.

                  For purposes of this Paragraph 3, "disability" shall mean the condition of an Optionee who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

            4. This option is not transferable by the Optionee otherwise than
(i) by will or the laws of descent and distribution or (ii) pursuant to a Qualified Domestic Relations Order.

            5. This option is exercisable, during the lifetime of the Optionee
(i) only by him or by his guardian or legal representative or (ii) in the case of the transfer of all or a part of this Option pursuant to a Qualified Domestic Relations Order, by the spouse of the Optionee.

            6. This option shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

            7. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the exercise of this option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Company for payment of all such taxes.

            8. Nothing in this Agreement or the Plan shall entitle the Optionee to continue to serve as a Director of the Company until this option becomes exercisable in full or for any other period.

            9. This Agreement shall be subject to all of the terms and conditions of the Plan.

            EXECUTED at Las Vegas, Nevada, this ____ day of ______________,
19__.

                                          RIVIERA HOLDINGS CORP.


                                          By____________________________

                                          Its____________________________

            The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement and accepts the option granted thereunder.

                                          ------------------------------
                                                     Optionee

                                                                    EXHIBIT 4.7


                           RIVIERA HOLDINGS CORPORATION
                              STOCK COMPENSATION PLAN
                           FOR DIRECTORS SERVING ON THE
                              COMPENSATION COMMITTEE


      1. Purpose. The purpose of this Plan is to assist Riviera Holdings Corporation (the "Company") in attracting and retaining dedicated and qualified persons to serve on the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") and allowing such Directors, who are not eligible under certain of the Company's Stock Option Plans, to increase their financial stake in the Company through ownership of Common Stock (as defined), thereby underscoring such Directors' mutual interest with stockholders in increasing the long-term value of the Company's Common Stock.

      2. Shares. Each year, the Company will reserve for issuance under this Plan such number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), as will be required to allow each Director on the Compensation Committee to receive his or her compensation for serving as a Director in shares of Common Stock. Such shares may be treasury shares or shares of original issue or a combination of both. If any Director does not elect to receive payment in shares of Common Stock, such shares may be retained by the Company for use in future years.

      3. Election. Each Director who elects to receive all or part of his or her compensation in shares of Common Stock (the "Election") must notify the Company (which notice need not be in writing) no later than noon, Las Vegas time, on the date payment for such compensation is due (the "Payment Date") of such Election and the amount to be received in Common Stock and cash, if any. The Director's cash compensation shall be converted into Common Stock at the Fair Market Value of Common Stock determined as of the Payment date. The Fair Market Value shall mean (a) if the Common Stock is traded on an exchange, the closing price at which a share of Common Stock is traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading;
(b) if the Common Stock is traded over-the-counter on the NASDAQ System, the mean between the bid and asked closing prices of a share of Common Stock on said System at the close of business on the date of valuation or, if there are no bid and asked prices on such date, the average of the bid and asked closing prices on the most recent date of trading or, if the Common Stock is designated a National Market security, the closing price at which a share of Common Stock traded on the date of valuation or if there is no trading on such date, the closing price on the most recent date of trading; and (c) if neither (a) nor (b) applies, the fair market value as determined by the Board (excluding members of the Compensation Committee) in good faith. Such determination shall be conclusive and binding on all persons.

      4. Amendment. This Plan may be amended from time to time or terminated by the Board (excluding members of the Compensation Committee) at its sole discretion.

      5. Miscellaneous. (a) Except as provided in this Plan, no Director on the Compensation Committee shall have any claim or right to purchase Common Stock from the Company. Neither this Plan nor any action hereunder shall be construed as giving any Director any right to be retained in the service of the Company.

      (b) A Director may not purchase Common Stock under this Plan if such purchase would involve a violation of any applicable federal or state securities laws, and the Company hereby agrees to make reasonable efforts to comply with such securities laws.

      (c) If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the purchase of Common Stock, it shall be a condition to such purchase that the Director pay or make provision satisfactory to the Company for payment of all such taxes.

      6. Effective Date. This Plan shall be effective March 1, 1996 upon approval of the Board.

                                                                    EXHIBIT 5.1






















                                  May 10, 1996



Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Gentlemen:

            We refer to the registration of 880,000 shares (the "Shares") of Common Stock, par value $.001 per share, of Riviera Holdings Company (the "Company") to be offered pursuant to (i) the Riviera Holdings Corporation 1993 Stock Option Plan (480,000 shares), (ii) the Riviera Holdings Corporation Stock Purchase Plan (300,000 shares), (iii) the Riviera Holdings Corporation Nonqualified Stock Option Plan for Non-Employee Directors (50,000 shares) and
(iv) the Riviera Holdings Corporation Stock Compensation Plan for Directors Serving on the Compensation Committee (50,000 shares) (collectively, the "Plans") in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933.

            In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

            Based upon the foregoing, we are of the opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

Riviera Holdings Corporation
May 10, 1996
Page 2


            We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the State of New York and, to the extent necessary to render this opinion, the General Corporation Law of the State of Delaware.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.



                                        Very truly yours,


                                        /s/ Dechert Price & Rhoads

                                                                   EXHIBIT 13.1

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                    FORM 10-K

     Mark One)
[X] Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 [Fee Required]

For the fiscal year ended December 31, 1995

[ ] Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 [Fee Required]

For the transition period from ________________ to ___________________

                        Commission file number 000-21430

                          RIVIERA HOLDINGS CORPORATION
             (Exact name of Registrant as specified in its charter)

      Nevada                                           88-0296885
- ------------------------                   ------------------------------------
(State of Incorporation)                   (I.R.S. Employer Identification No.)

    2901 Las Vegas Boulevard South
         Las Vegas, Nevada                              89109
- ------------------------                   ------------------------------------
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:  (702) 734-5110
                                                     --------------

Securities registered pursuant to Section 12(b) of the Act:  None
                                                             ----

Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value
                          -----------------------------
                                (Title of class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    YES [X] NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Registration S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or amendment to this Form 10-K. [X]

         Based on the average price bid for the Registrant's Common Stock as of March 6, 1996, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $42,000,000.

         As of March 6, 1996, the number of outstanding shares of the Registrant's Common Stock was 4,800,000.

Documents incorporated by reference: The Company's Proxy Statement dated April 12, 1996, relating to the Annual Meeting of Stockholders to be held on May 10, 1996, is incorporated by reference in Part III hereof.

================================================================================
                               Page 1 of 28 Pages
                    Exhibit Index Appears on Page 24 Hereof.

                   RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
                    ANNUAL REPORT ON FORM 10-K FOR THE FISCAL
                          YEAR ENDED DECEMBER 31, 1995

                                TABLE OF CONTENTS


Item 1.  Business............................................................3
         General.............................................................3
         Business Strategy...................................................3
         Marketing...........................................................5
         Credit..............................................................7
         Operations..........................................................8
         Competition.........................................................8
         Riviera Gaming Management...........................................9
         Employees and Labor Relations......................................10
         Regulation and Licensing...........................................10
         Alcoholic Beverages................................................14
         Federal Registration...............................................15

Item 2.  Properties.........................................................15

Item 3.  Legal Proceedings..................................................15

Item 4.  Submission of Matters to a Vote of Security Holders................15

Item 5.  Market for the Registrant's Common Stock and Related
           Security Holder Matters..........................................16

Item 6.  Selected Financial Data............................................17

Item 7.  Management's Discussion and Analysis of Financial Condition
           and Results of Operations........................................17
         Results of Operations..............................................17
         Comparison of Year Ended December 31, 1995 Versus 1994.............19
         Comparison of Twelve Months Ended December 31, 1994
           Versus the Twelve Months Ended December 31, 1993
           (First Six Months of 1993 [Predecessor] and Six
           Months Ended December 31, 1993 [Successor])......................20
         Liquidity and Capital Resources....................................21

Item 8.  Financial Statements and Supplementary Data........................23

Item 9.  Changes in and Disagreements with Accountants on
           Accounting and Financial Disclosure..............................23

Item 10. Directors and Executive Officers of the Registrant.................23

Item 11. Executive Compensation.............................................24

Item 12. Principal Shareholders.............................................24

Item 13. Certain Relationships and Related Transactions.....................24

Item 14. Exhibits, Financial Statement Schedules and
           Reports on Form 8-K..............................................24

Item 1.   Business

General

          Riviera Holdings Corporation, a Nevada corporation (the "Company"), operates the Riviera Hotel & Casino (the "Hotel & Casino") through its wholly-owned subsidiary, Riviera Operating Corporation, a Nevada corporation ("ROC"). The Hotel & Casino is located on a 26-acre site at the north end of the heavily-traveled Las Vegas Strip, directly across from Circus Circus. The Hotel & Casino began operations in 1955 and was substantially renovated and expanded in the years prior to 1990. The Hotel & Casino complex consists of approximately 1,700,000 square feet and includes a 105,000 square- foot casino, a 100,000 square-foot convention, meeting and banquet facility, approximately 2,100 hotel rooms (including 180 luxury suites), five full-service restaurants, four showrooms, a 200 seat entertainment lounge, 44 food and retail concessions and approximately 2,900 parking spaces. The casino offers approximately 1,200 slot machines, 54 gaming tables, a 58-seat keno lounge and a 200-seat race and sports book lounge. Consistent with its emphasis on slot machine play, the casino has a large variety of slot and video poker devices designed to appeal to a wide variety of customers, including a number of machines designed specifically for use at the Hotel & Casino.

          The Hotel & Casino's room occupancy rates (including both paid and complimentary rooms) were 97.2% in 1994 and 97.0% 1995. Complimentary rooms represented 6.0% and 5.1% of total room occupancy, respectively. Based on the Nevada Gaming Abstract published by the Gaming Board, occupancy rates for 19 similar hotel-casinos on the Las Vegas Strip ranged from 95.5% in 1994 to 94.1% in 1995 (based on June 30 fiscal years).

Seasonality

          The operations of the Hotel & Casino are conducted 24 hours a day, every day of the year. Management considers the business of the Hotel & Casino to be moderately seasonal, with December generally being the slowest month.

Business Strategy

          A new management team was installed in early 1992. This new team implemented a business strategy which changed the focus of the Hotel & Casino from dedicated gamblers to customers seeking a broader entertainment experience which includes gaming. In accordance with this new strategy, the management team repositioned the Hotel & Casino to appeal to slot customers and profitable mid-level table games customers. Prior to implementing this strategy, the Hotel & Casino had focused on attracting disparate segments of the gaming market, including high-end table games customers (particularly baccarat players) as well as "junket" and low-end table games customers. While the marketing efforts of the Hotel & Casino, prior to the implementation of the new business strategy, were directed to the Eastern and Midwestern United States as well as certain foreign countries, a substantial portion of the visitors to Las Vegas lived in the Southwestern United States and Southern California. Consequently, the new management team redirected the marketing efforts to focus primarily on the Southwestern United States and Southern California in order to increase the Hotel & Casino's share of customers from these areas. Also, the new management team initiated aggressive promotional programs to attract competitors' slot customers already frequenting Las Vegas.

A Broad Entertainment Experience

          Management is seeking to attract customers who want a broad entertainment experience. For certain customers, gaming is the primary draw and other entertainment is secondary. Entertainment includes the variety show Splash II, La Cage, Crazy Girls, Riviera Comedy Club and Bottoms Up, all of which are augmented by special events and in-house promotions. The Splash Theater was closed December, 1994, in order to remodel the stage and showroom for the new Splash II which opened June 23, 1995.

Emphasis on Slot Play

          Since 1992 slot play at the Hotel & Casino has been increased by replacing old slot machines, installing bill acceptors on slot machines, introducing slot clubs and tournaments, creating a friendly atmosphere and providing improved service to slot customers. In order to improve the overall comfort level of its slot customers, management has added hosts to serve players in slot machine areas, and promotional programs to attract incremental slot players.

Reduce Revenue Volatility

          In order to reduce the volatility of the financial performance of the Hotel & Casino, management has taken steps to establish the Hotel & Casino as being in the "gaming" business rather than the "gambling" business. Management has taken several measures to accomplish this transition from gambling to gaming. Table limits and credit amounts were significantly reduced for baccarat in order to reduce exposure to high-risk play. The sports book's operations were turned over to a third-party operator in 1992, which has reduced the casino's exposure to high-risk sports betting. The Race book is part of the parimutuel system for available tracks, thereby significantly reducing fluctuations in revenue by eliminating big losses on single races.

Reconfigure Public Areas

          The casino was reconfigured to accommodate the new business strategy. In addition to replacing old slot machines and installing bill acceptors, the Company reduced the size of the baccarat area, and relocated it to the main pit of the casino. Also, the gaming area was reconfigured to improve the flow of customer traffic. In order to capitalize on a substantial amount of unused space in the facility, several retail shops and various concessions were added. These shops and concessions provide additional rental income to the Hotel & Casino.

Focus on Repeat Customers

          Generating customer satisfaction and retaining their loyalty is a critical component of management's business strategy. The Hotel & Casino attracts customers from its primary markets by: 1) promotional programs, 2) focused marketing efforts, 3) developing strong relationships with specific travel wholesalers and 4) repeat visitors. The percentage of repeat hotel room guests increased from 37% in 1994 to 38% in 1995.

Walk-in Customers

          Walk-in customers are those who patronize a facility's casino but are not room guests of its hotel. Management believes that a number of factors may favorably affect the volume of walk-in business at the Hotel & Casino. These factors include the location of the Hotel & Casino across the street from Circus Circus and the Stardust Hotel, and being within walking distance of the Las Vegas Convention Center. In addition, management believes that walk-in business may be increased by the extensive entertainment attractions at the Hotel & Casino, the design and atmosphere of its casino area and the quality, pricing and variety of its restaurants.

Focus on Convention Customers

          The Hotel & Casino has over 100,000 square feet of convention space which is the fifth largest convention facility in Las Vegas. The increase in number of hotel rooms at the south end of the Las Vegas Strip has created severe traffic congestion in that area making the Hotel & Casino at the north end of the Strip a far more convenient location for convention attendees. City-wide convention visitors will pay a premium room rate for this convenience. Management has focused its efforts on attracting convention attendees who will also patronize the casino, entertainment and food and beverage services of the Hotel and Casino.

Marketing

General

          The operating revenues and income of the Hotel & Casino depend upon the level of gaming activity in the casino as well as optimizing the profits from food and beverage, lodging, convention facilities, entertainment and retail operations. Accordingly, the goal of the marketing efforts of the Hotel & Casino is to attract hotel guests and gaming customers. The entertainment, food, beverage and other related services are intended to complement the casino operations. The Hotel & Casino has one of the most extensive entertainment programs in Las Vegas, offering five different regularly scheduled shows and special appearances by headline entertainers in concert. Splash II, a 90-minute production variety show, is presented twice each night, seven nights per week (The Splash Theater was closed December 1994, in order to remodel the stage and showroom for the new Splash II which opened June 23, 1995.). The Riviera Comedy Club, a one-hour stand-up comedy show, is presented two times per night on five nights per week, and three times per night on two nights per week. La Cage, a 90-minute female star impersonator show, is presented two times per night on four nights per week, and three times per night on Wednesday and Saturday. Crazy Girls, an adult-oriented production is presented two times per night on five nights per week, and three times per night on Saturday. Bottoms Up, an afternoon comedy review, is presented two times per day, five days per week. In addition, the Hotel & Casino sponsors special events, such as the Las Vegas Bowl football game and presents major concerts, such as The Beach Boys, in order to promote itself to the general public.

          While it is impracticable to distinguish accurately between local and tourist clientele, management believes that a substantial percentage of the casino business at the Hotel & Casino is derived from tourists, principally from Southern California and the Southwestern United States.

          Management's strategy is to target customers in the mid-level gaming segment. The Hotel & Casino has adopted a marketing approach intended to develop a loyal following of repeat customers. The key element of this approach is the tailoring of promotional offers to match the specific requirements and circumstances of targeted customers. This approach is achieved through the use of a proprietary database marketing system for table games customers, and for tracking slot customers based on a system employing computerized card reader technology. The casino database system was upgraded to "state of the art" in the first half of 1995. Each slot and table games customer is encouraged to join a program which allows the customer to earn various complimentary services and cash bonuses dependent upon level of gaming play. Slot club program members are issued club cards and computer systems record certain information about each member. Promotional offers are then made to customers based on their level of gaming activity. The promotional offers are conveyed to customers by direct mail and telemarketing.

Business Mix Strategy

          The Hotel & Casino's customers are attracted from the following principal market segments: vacationers, (tour operators, travel agent groups, travel agent reservations, individual reservations), slot and casino marketing programs, and conventions (city wide conventions, associations, corporate, and incentive.) It is the Hotel's objective to achieve maximum occupancy and room rate, as well as obtain the most profitable business mix at all times.

Vacationers

          The principal components of this segment are tour operators who produce customers primarily from outside the southwest regional market. These customers take advantage of travel packages (air and room) produced by wholesale operators. Management has developed specialized marketing programs and has cultivated relationships with wholesale operators who meet management's criteria concerning market penetration, reputation, and production. Management has also developed important relationships with, and specialized programs for, certain major domestic air carriers and travel agencies to expand the vacationer market.

Slot & Casino Marketing Programs

          Various gaming marketing programs are implemented to attract slot and table game customers which produce room nights and gaming revenue on a consistent, profitable basis. Discounted room rates are offered to customers who meet established gaming requirements, which also has produced a large database and repeat clientele. The Hotel & Casino is marketed to gaming customers through direct sales by the in-house marketing staff, by independent representatives located in a number of major cities, and by third-party referrals. These programs produce significant repeat clientele. The Hotel & Casino has compiled a computer database to help identify customers requirements and preferences.

$40 For $20 Slot Promotion

          This innovative program offers the customer $40 of slot play on promotional machines for $20 in cash. If the customer does not win a jackpot of at least $40, a prize with a retail value of at least $40 is awarded. The customer may select from a wide variety of premiums which the Hotel & Casino purchases in the Far East.

Conventions

          Convention business is generally considered to represent gatherings of large trade organizations or other groups requiring 500 or more rooms per night in addition to substantial meeting and banquet space and other facilities. Included are city-wide events involving multiple locations and smaller events headquartered and housed at one facility. Convention business, which provides higher room rates than those offered to tour and travel operators and which is also mid-week oriented, is a major target for the Hotel & Casino with its 100,000 square feet of exhibit, meeting and banquet space. Convention business also provides certain advance planning benefits, since planning for conventions typically begins two to four years in advance of the convention date. The management team focuses the marketing efforts of the Hotel & Casino to book those conventions whose participants have the most active gaming profile and higher room rate, banquet and function spending profiles. A portion of the convention business of the Hotel & Casino is derived from smaller corporate meetings (those requiring fewer than 500 rooms per night) and corporate incentive programs (travel packages produced by third parties for corporations desiring to motivate and reward their employees). The Hotel & Casino is located within walking distance of the Las Vegas Convention Center which increases the Riviera's attractiveness to visitors who want to avoid the strips traffic congestion particularly around the mega-resorts at the south end of the Las Vegas Strip.

Credit

          The percentage of table games volume at the Hotel & Casino represented by credit play declined from approximately 20% in 1994 to 17% in 1995. The continuing decline was the result of the application of stricter credit policies and a reduction of baccarat table limits. The decline also resulted from the decision of the management team at the Hotel & Casino to redirect its business away from high-level wagerers and to focus, instead, on the mid-level wagerer segment of the casino business. Because the extension of credit is necessary for the success of a marketing strategy aimed at high-level wagerers but is not as necessary for success with mid-level wagerers, management expects that providing credit, and risks associated with possible losses on uncollectible and discounted receivables, will become less significant to the Hotel & Casino. However, because management intends to maintain a balanced marketing strategy which will include some level of credit being extended, providing credit and the risks associated therewith will remain significant.

          Receivables from casino operations declined from approximately $3,850,000 on December 31, 1994 to approximately $2,600,000 on December 31, 1995. In addition, the allowance for bad debts from casino operations declined from approximately $1,100,000 on December 31, 1994, to approximately $500,000 at December 31, 1995. These declines resulted primarily from the imposition of stricter credit standards as a result of the redirection of marketing efforts from high-level to mid-level wagerers. There was an increase in the allowance for casino bad debts of approximately $500,000 in the fourth quarter of 1994 due to the devaluation of the Mexican peso and its effect on collectability. During 1995, substantially all of the remaining uncollected Mexican accounts were written off.

          Management maintains controls over the issuance of credit and aggressively pursues collection of its customer receivables. Such collection efforts parallel those procedures commonly followed by most large corporations, including the mailing of statements and delinquency notices, personal and other contacts, the use of an outside collection agency, civil litigation and criminal prosecution, if warranted. Nevada gaming debts evidenced by credit instruments, and judgments enforcing such instruments, are enforceable under the laws of Nevada and certain other jurisdictions, but are not enforceable in certain states and foreign countries because of public policy considerations against gaming. All states are required to enforce a judgment on a gaming debt entered in Nevada pursuant to the Full Faith and Credit Clause of the United States Constitution and, although foreign countries are not so bound, the assets in the United States of foreign debtors may be reached to satisfy judgments entered in the United States. However, in some instances it may be impractical or uneconomical to pursue the enforcement of such judgments.

Operations

          The Hotel & Casino maintains controls over the recording and safekeeping of all receipts and disbursements through various means, including locked cash boxes, personnel independent of casino operations performing daily cash and coin counts, floor observation of the gaming area, closed-circuit television observation of gaming and certain other areas, computer tabulation of receipts and disbursements for each gaming machine and table and timely analysis of discrepancies or deviations from normal performance.

          The Hotel & Casino maintains fire insurance and business interruption insurance, general and excess/umbrella liability insurance policies and offers its non-bargaining employees the option to choose either a fully indemnified "HMO" (Health Maintenance Organization) or a self-insured "PPO" (Preferred Provider Organization) form of employee medical insurance. In addition, all enrolled non-bargaining employees receive self-insured dental, vision, life and disability coverage. Management believes that current insurance is adequate to reasonably cover foreseeable risks for excess liability.

          Management believes that the Hotel & Casino is in compliance with all material fire safety legal requirements. As part of the continued fire safety review process conducted at the Hotel & Casino, management upgraded the systems in 1994 and 1995, by consolidating two fire safety control centers into one primary control center and establishing a separate back-up emergency control center. These improvements, together with the related expansion of emergency communications systems, enhanced the ability of the Hotel & Casino to provide a safe facility for its customers.

Competition

          The Hotel & Casino competes with a number of other casino-hotels in Las Vegas. Currently, there are approximately 20 major casinos located on or near the Las Vegas Strip, nine major casino-hotels located in the downtown area and several major facilities located elsewhere in the Las Vegas area. Las Vegas casino square footage and room capacity are continuing to increase, principally as a result of expansion and new construction projects by casino-hotels located on or near the Strip. Between September 15, 1989 and December 31, 1992, Las Vegas hotel and motel room capacity increased by 13,000 rooms (20%) from 63,000 to 76,000 rooms. This increase includes the opening of the 3,000-room Mirage and the Excalibur. Based on data compiled by a national accounting firm, the opening of the Mirage and Excalibur did not significantly affect the casino revenues of a group of 12 casinos (including the Hotel & Casino) on the Las Vegas Strip.

          Three major casino-hotels on the Las Vegas Strip opened in late 1993; the 2,500-room Luxor, the 3,000-room Treasure Island, and the 5,000-room MGM Grand casino-hotel and theme park, increasing the capacity in Las Vegas to approximately 85,000 rooms. During 1994, the Hotel and Casino experienced increases in revenues and profits as the demand for hotel rooms continued to exceed the supply.

          Various other expansion projects have been announced or are in progress which may affect the business of the Hotel & Casino including New York, New York (2,500 rooms), Monte Carlo (3,000 rooms), Bellagio ( 3,000 rooms), Stratosphere (2,500 rooms) and the Circus Circus projects on the South end of the Strip. Circus Circus has announced that they will be building an additional 1,000 rooms across from the Hotel & Casino in 1996. William Bennett, former principal owner of Circus Circus has acquired the Sahara Hotel & Casino and has announced expansion plans. Many casino-hotels (new and old) in Las Vegas have far greater capital resources than the Hotel & Casino. Management believes that the new hotels and "theme" attractions will both increase competitive pressures and offer opportunities resulting from the increase in visitors to Las Vegas, the net effect of which cannot be estimated at this time.

          Management believes that the most direct competition for the Hotel & Casino comes from certain large casino-hotels located on or near the Strip which offer amenities and marketing programs similar to those offered by the Hotel & Casino. These facilities currently include the Bally's, Flamingo Hilton, Frontier, Harrah's, Sahara, Sands, Stardust and Tropicana casino-hotels. The Hotel & Casino competes on the basis of the atmosphere and excitement offered by the facility, the desirability of its location, the quality and relative value of its hotel rooms and restaurants, the quality and variety of entertainment offered, customer service, the availability of convention facilities, its marketing strategy and special marketing and promotional programs.

          The Hotel & Casino also competes to a lesser extent with casino-hotel operations located in the Laughlin and Reno-Lake Tahoe areas of Nevada, Atlantic City, New Jersey and other parts of the world and with state-sponsored lotteries, off-track wagering, card parlors, river boat and Indian gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographic areas within those states. Management believes that the legalization of large-scale, land-based, unlimited-stakes casino gaming in or near any major metropolitan area such as Chicago, New Orleans, Denver or, in particular, Los Angeles, could have a material adverse effect on the Hotel & Casino. Currently, large-scale, land-based, unlimited-stakes casino gaming is not permitted in any of these cities, except New Orleans which has authorized the establishment of one casino which opened on a temporary basis in 1995 and closed shortly thereafter due to lack of visitor volume and other concerns. The legalization or expansion of casino gaming in other states from which the Hotel & Casino draws customers may also adversely affect the business of the property.

Riviera Gaming Management

          Riviera Gaming Management Inc. ("RGM", a wholly owned subsidiary) was incorporated in August 1995 in the State of Nevada for the purpose of obtaining management contracts in Nevada and other jurisdictions. Management has been recognized as a group of professionals who succeeded in bringing the Hotel and Casino out of bankruptcy and positioning the property for the new and expanded competition in Las Vegas. Management believes there will be an increasing demand for their services including assisting new venue licensee applicants in designing and planning their gaming operations, managing the start-up of new gaming operations and managing troubled properties. These services would include casino design, equipment selection, employee recruitment and training, control and accounting systems, and marketing programs. RGM's compensation arrangements will be flexible and may include per diem rates, contract sums, profit participation and equity considerations. The Company's amended bond indenture permits the Company to invest a limited amount of capital in situations where RGM will have a management contract.

          On January 31, 1996 RGM, along with its directors and officers were found suitable to hold a gaming license in the State of Mississippi. This licensing was a preliminary step in RGM's contractual arrangement with the ad hoc bondholders committee for Treasure Bay-Biloxi. RGM is negotiating a management contract with the committee to operate the casino (with an option to acquire equity) pending approval of the bankruptcy court. There are other competing plans and there is no certainty that the bondholders plan will be approved by the court.

          RGM is negotiating a consulting / management agreement with the bondholders of Elsinore Corporation which operates the Four Queens Hotel and Casino in Las Vegas, Nevada. RGM has a consulting agreement with the primary mortgage holder of the Maxim Hotel and Casino in Las Vegas. These opportunities to assist in the turnaround of severely troubled properties results from management's reputation in the area of crisis management and the performance of its flagship property, the Hotel & Casino on the Strip in Las Vegas, Nevada. The Company believes that if it has an attractive investment opportunity, which exceeds its financial capacity it will be able to raise the capital from independent sources.

Employees and Labor Relations

          As of December 31, 1995, the Hotel & Casino employed approximately 2,100 persons and had collective bargaining contracts with seven unions covering approximately 1,300 of such employees including food and beverage employees, rooms department employees, carpenters, engineers, stage hands, musicians, electricians, painters and teamsters. The Company's agreements with the Southern Nevada Culinary and Bartenders Unions, Musicians Union and Stage hands Union, which cover the majority of the Company's unionized employees, were renegotiated in 1994 and expire April 1, 1997. Settlements were also reached with the Operating Engineers. The Teamsters, Carpenters, Painters, and Electricians unions' collective bargaining agreements which expired in 1995 were renewed. Although unions have been active in Las Vegas, management considers its employee relations to be satisfactory. In 1994 the Company four-walled (rented the showroom to the producer for a fee/share of revenues or profits) the Splash show and switched from Maitre d' service open seating to advance sale reserved seating. These changes were negotiated with the Culinary, Stage hands and Musicians Unions.

Regulation and Licensing

          The ownership and operation of casino gaming facilities in Nevada are subject to: (i) The Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local ordinances and regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board and the Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

          The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time and in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

          ROC is required to be licensed by the Nevada Gaming Authorities. The gaming license held by ROC requires the periodic payment of fees and taxes and is not transferable. ROC is also licensed as a manufacturer and distributor of gaming devices. Such licenses also require the periodic payment of fees and are not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of ROC which is a corporate gaming licensee under the terms of the Nevada Act. As a Registered Corporation, the Company is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from ROC without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and ROC have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities and manufacturing and distribution activities in Nevada.

          All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers, distributed or sold by licensed distributors and approved by the Nevada Commission. The approval process includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Gaming Authorities. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

          The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or ROC in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of ROC must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in the gaming activities of ROC may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

          If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or ROC, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or ROC to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

          The Company and ROC are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by ROC must be reported to or approved by the Nevada Commission.

          If it were determined that the Nevada Act was violated by ROC, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, ROC and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the casino and, under certain circumstances, earnings generated during the supervisor's appointment (except for reasonable rental value of the casino) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of ROC or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

          Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

          The Nevada Act requires any person who acquires more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

          Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or ROC, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, necessary, the immediate purchase of said voting securities for cash at fair market value. Additionally, the Clark County Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

          The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if it has reason to believe that such ownership would be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

          The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the

Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

          The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Approval of a public offering does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

          Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

          The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming Licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming Licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

          License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the Clark County in which the ROC's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food, refreshments or merchandise. Nevada Licensees that hold a license to manufacture and distribute slot machines and gaming devices, such as ROC, also pay certain fees and taxes to the state of Nevada.

          Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

Alcoholic Beverages

          The sale of alcoholic beverages at the Hotel & Casino is subject to licensing, control and regulation by the Clark County Board. All licenses are revocable and are not transferable. The Clark County Board has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse affect upon the operations of ROC.

Federal Registration

          ROC is required to annually file with the Attorney General of the United States in connection with the sales, distribution, or operations of slot machines. All requisite filings for the present year have been made.

Item 2.   Properties

          The Hotel & Casino complex is located on the Las Vegas Strip, occupies approximately 26 acres and comprises approximately 1,700,000 square feet, including 105,000 square feet of casino space, 100,000 square feet of exhibit, meeting and banquet facilities for convention use, approximately 2,100 hotel rooms (including approximately 180 luxury suites) in five towers, six restaurants, four showrooms, a lounge and approximately 2,900 parking spaces. In addition, executive and other offices for the Hotel & Casino are located on the property.

          There are 44 food and retail concessions operated under individual leases with third parties. The leases are for periods from one year to ten years and expire over the next six years.

          The entire Hotel & Casino complex is encumbered by a first deed of trust securing the First Mortgage Notes. See "Item 7-Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources".

Item 3.   Legal Proceedings

          The Company is a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. Management does not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of operations of the Company.

          The Company, along with most of the other major hotel-casino companies has been named in a class action lawsuit that has been transferred to the United States District Court, for the State of Nevada. The complaint alleges that the defendants have engaged in a course of fraudulent and misleading conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win. Management believes that the claims are wholly without merit and does not expect that the lawsuit will have a material adverse effect on the Company's financial position or results of operations.

Item 4.   Submission of Matters to a Vote of Security Holders

          On November 16, 1995, at a special meeting, the Shareholders of the Company voted to increase the total number of authorized shares from 5,000,000 to 20,000,000 with 1,088,580 shares voting for the proposed and 1,200 shares voting against.

Item 5. Market for the Registrant's Common Stock and Related Security Holder Matters

          There is no established public trading market for the Company's Common Stock. As of March 6, 1996, there were approximately 240 beneficial holders of the Company's Common Stock.

          The Company has never paid any dividends on its Common Stock and does not currently expect to pay any dividends (cash or otherwise) on its Common Stock for the foreseeable future. The Company's ability to pay dividends is primarily dependent upon receipt of dividends and distributions from ROC. In addition, the indenture for the First Mortgage Notes restricts the Company's ability to pay dividends on its Common Stock.

          The table below sets forth the bid and ask sales prices by quarter for the year ended December 31, 1994 and 1995, based on information provided by certain brokers who have had transactions in the Company's Common Stock during the year:

                      FIRST        SECOND        THIRD        FOURTH
         1995        QUARTER      QUARTER       QUARTER       QUARTER
         ----        -------      -------       -------       -------

         BID        $   3.00     $   3.50      $   8.25      $  7.00
         ASK           4.625        9.125         11.50        10.00

         1994

         BID            N/A          2.00          2.75        2.625
         ASK            N/A          2.25          3.00         3.00


On March 6, 1996, (the most recent trade of the Company's common stock) 27,000 shares were traded at $8.75 per share.

Item 6.   Selected Financial Data

          The following table sets forth a summary of selected financial data for the Company and its predecessor for the years ended December 31:


                                                        Six Months Ended
                                                    -------------------------
                                                        June 30,  December 31   Combined
                           1991          1992           1993         1993         1993         1994         1995
                           ----          ----           ----         ----         ----         ----         ----
                                                   (Predecessor)  (Successor)
                                                     (Dollars in Thousands*)

Total Operating
Revenue                  $152,378      $144,171       $72,702      $76,220     $148,922     $153,921     $150,747
Net Income (Loss)         (40,812)      (80,905)        5,629        2,607        8,236        4,790        6,344
Net Income (Loss)
Per Common Share              N/A           N/A           N/A         $.54          N/A        $1.00        $1.26
Total Assets              227,611       145,631       150,836      143,704      143,704      151,925      157,931
Long-Term Debt            210,933       210,789       119,959      115,475      115,475      113,155      110,571

*except for Net Income (Loss) Per Common Share


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

          On June 30, 1993, the Company and ROC acquired all the assets and assumed all the liabilities of the Hotel & Casino from Riviera, Inc. ROC assumed responsibility for operations commencing on July 1, 1993.

          During 1994 and 1995, management promoted the Hotel & Casino to appeal to the mid- level gaming customer, placing particular emphasis on the slot customer. This entailed a re-examination of the marketing program and a reduction of exposure to volatile segments of the gaming business such as baccarat and race and sports betting. As a result, high cost entertainment and promotional packages were curtailed. The Hotel & Casino nevertheless remains subject to intense competitive pressures in its key markets. The following table sets forth certain operating information for the Hotel & Casino for the periods indicated:


                                         Six Months Ended
                                   -----------------------------
                                    June 30,        December 31,       Combined
                                      1993              1993             1993             1994           1995
                                      ----              ----             ----             ----           ----
                                 (Predecessor)      (Successor)
                                                                (Dollars in Thousands)
Revenues:
  Casino                            $38,073           $41,158          $79,231          $82,060        $77,337
  Rooms                              17,614            17,808           35,422           35,422         39,450
  Food and Beverage                  11,656            11,760           23,416           22,961         21,895
  Entertainment                       8,059             8,421           16,480           16,945         14,423
  Other                               4,116             4,230            8,346            9,390          9,515
                                    -------           -------          -------          -------        -------

Total Revenues                       79,518            83,377          162,895          166,778        162,620
Less promotional
  allowances                          6,816             7,157           13,973           12,857         11,873
                                    -------           -------          -------          -------        -------
     Net revenues                    72,702            76,220          148,922           153,921       150,747
                                    -------           -------          -------          -------        -------

Costs and Expenses:
  Casino                             24,561            25,532           50,093           48,826         45,325
  Rooms                               8,339             8,456           16,795           17,594         18,787
  Food and Beverage                   7,427             7,796           15,223           15,588         15,768
  Entertainment                       7,051             7,897           14,948           13,982         10,329
  Other                               1,737             1,839            3,576            3,516          3,527
  Selling, general and
     administrative                  12,353            13,427           25,780           27,831         28,742
  Provision for bad
    debts                               354               107              461              991            478
                                    -------           -------          -------          -------        -------
Total Costs and
  Expenses                           61,822            65,054          126,876          128,328        122,956
                                    -------           -------          -------          -------        -------
                     EBITDA(1)      $10,880           $11,166          $22,046          $25,593        $27,791
                                    =======           =======          =======          =======        =======
                 Net Income          $5,629            $2,607           $8,236           $4,790         $6,344
                                    =======           =======          =======          =======        =======

- --------
(1) "EBITDA" consists of earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. Management believes that EBITDA gives an indication of the cash generating capacity of the Hotel & Casino and is useful as a comparison with other industry participants.

Comparison of Year Ended December 31, 1995 Versus 1994

Revenues

          Net revenues for the Hotel & Casino decreased $3,174,000 (2%) to $150,747,000 in 1995. Although slot machine revenues increased $1,298,000 (3%) in 1995, table games revenue decreased $5,906,000 (23%) from $25,824,000 in 1994 to $19,918,000 in 1995. Historical drop(1) decreased $23 million from $141 million in 1994 to $118 million in 1995. Credit drop(2) decreased $9 million during 1995. Baccarat drop decreased $4.6 million due to more stringent credit policies because of the devaluation of the Mexican Peso. The decrease in baccarat drop represents 38% of the total decrease in pit drop and was the primary reason for the reduced credit drop. The win percentage(3) on table games decreased from 18.3% in 1994 to 16.9% in 1995. The lower historical drop represents a decrease in win of $4,252,000 and the decrease in hold percentage of 1.4% represents a decrease in win of $1,654,000. The fluctuation in win percentage is attributable to the normal fluctuations in table games and the reduced historical drop was due to less high roller credit play and the decrease in non-profitable programs such as the Gambler's Spree. Hotel room occupancy remained at 97% in 1995 and the average daily room rate increased $5.60, resulting in an increase in revenues of $4,028,000 (11%) to $39,450,000. The higher room rates were achieved by across the board increases. This was facilitated by increasing the number of rooms made available for vacationers and convention guests and reducing the rooms available for casino guests. Food and beverage revenues decreased $1,066,000 (5%) due to reduced complimentary revenues (promotional allowances). Entertainment revenues decreased $2,522,000 (15%) as a result of the Splash production show being closed during the first half of 1995. The new show, Splash II, opened June 23, 1995 after the stage and seating areas were remodeled.

Costs and Expenses

          Total costs and expenses decreased $5,372,000 (4%) compared to 1994. Casino expenses decreased $3,501,000 (7%) due to more stringent customer rating criteria for complementaries, airfares and commissions and a reduction in direct costs in correlation with the lower casino drop. Rooms expenses increased $1,193,000 (7%) due to union increases and higher credit card and travel agent commissions associated with the increased revenues. Entertainment expenses decreased $3,653,000 due primarily to the closure of the Splash production show during the first six months of 1995. Selling, General and Administrative expenses increased $911,000 (3%) due, in part, to employee profit sharing and incentive plans which are based upon profits. The provision for bad debts decreased $513,000 (52%) as a result of the more stringent credit policies associated with the devaluation of the Mexican Peso in 1994.


- ----------
(Footnotes)

(1) "Historical Drop" as defined by the regulations of the Nevada Gaming Commission and Gaming Board (which is an approximate measure of cash and credit instruments exchanged into chips for use at the Hotel & Casino's table games, less credit instruments repaid at the gaming tables).

(2) "Credit Drop" includes all credit instruments issued at the gaming tables in exchange for chips, less credit instruments repaid at the gaming tables. See "Item 1-Business-Credit" for additional information.

(3) "Win Percentage" is calculated by dividing table games revenue by Historical Drop.

EBITDA

          Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $2,198,000 (9%) from $25,593,000 in 1994 to $27,791,000 in
1995. The increase resulted primarily from higher rooms and slot department revenues and margins.

Net Income

          The Company reported an increase of $1,554,000 (32%) in net income from $4,790,000 in 1994 to $6,344,000 in 1995. Depreciation and amortization increased $1,137,000 as the result of $7,836,000 in capital improvements. Interest expense decreased $310,000 in 1995 as compared to 1994 as debt was reduced by $3,371,000 in 1994 and $3,159,000 in 1995.


Comparison of Twelve Months Ended December 31, 1994, Versus Twelve Months Ended December 31, 1993 (First Six Months of 1993 [Predecessor] and Six Months Ended December 31, 1993 [Successor])

Revenues

          Net revenues for the Hotel & Casino increased $5,086,000 (3%) to $154,431,000 in fiscal 1994 compared to 1993. Slot revenues increased $4,082,000 in 1994 as compared to the previous year. Although slot coin-in (handle) increased 7%, the win percentage for slot machines decreased from 6.5% in 1993 to 6.1% in 1994. Management "loosened" the slots to meet the competition from the new mega- resorts and to support the future expansion of slot operations. Table games revenue decreased $825,000 from $26,648,000 in 1993 to $25,823,000 in 1994. Historical drop decreased from $161,482,000 in 1993 to $141,046,000 in 1994, including credit drop, which decreased $7,279,000 during 1994. The win percentage on table games increased from 16.5% in 1993 to 18.3% in 1994. The lower historical drop represents a decrease in win of $3,372,000 which was partially offset by the increase in win percentage which represents win of $2,547,000. The fluctuation in win percentage is attributable to the normal fluctuations in table games and the reduced historical drop was due to reduced promotional expenditures for craps and blackjack customers. Other casino revenues decreased $428,000 (9%) due to competition from the mega-resorts for racebook and keno customers. Management has instituted a racebook discount club and keno promotions to meet the competition. Hotel room occupancy increased from 94% in 1993 to 97% in 1994, however the average daily room rate decreased $1.88, resulting in revenues of $35,422,000 in 1993 and 1994. During 1994, management shifted the emphasis of rooms marketing programs from conventions to slot customers and tour and travel guests to increase the gaming profile of the customer mix. Food and Beverage revenues decreased $455,000 (2%) due to reduced complimentary revenues (promotional allowances). Entertainment revenues increased $465,000 (3%) as a result of ticket price increases for Splash, La Cage, Crazy Girls and Riviera Comedy Club (formerly Improv) which averaged $2.30. Show counts were down approximately 70,000 (8%) due to the increased prices and the temporary closure of Splash on November 26, 1994. Other revenues increased $1,131,000 (13%) primarily from increased fees from the box office which began selling shows for other hotels and tours in September 1993 and from renegotiated leases and concession contracts. Promotional allowances decreased $1,116,000 (8%) in 1994 as a result of the Company's more stringent complimentary policies which were implemented in late 1993.

Costs and Expenses

         Total costs and expenses increased $1,452,000 (1%) compared to 1993. Payroll in the rooms, food and beverage departments increased $766,000 (3%) as the result of union increases. Employee profit sharing and incentive plans which are based upon the Company's profitability increased during 1994. Casino expenses decreased $1,267,000 due to more stringent customer rating criteria for complementaries, airfares and commissions. The lower casino marketing expenses were partially offset by increases in the provision for bad debts relating to the devaluation of the Mexican Peso in December 1994. Entertainment expenses decreased $966,000 due primarily to the four wall contract negotiated with the producers of Splash. Under the four wall agreement, the producers manage and produce the show, paying a fee/share of revenues to the Company.

EBITDA

         Earnings before interest, taxes, depreciation and amortization (EBITDA), increased from $22,046,000 in 1993 to $25,593,000 in 1994. The increase resulted primarily from higher casino revenues, and reduced promotional expenses. These improvements were partially offset by union increases to employees and incentive compensation to management personnel under previously established plans based on the Company's performance.

Net Income

         The Company reported a net profit of $4,790,000 in 1994, as compared to $8,236,000 in 1993. Depreciation and amortization increased $654,000 as the result of $8,933,000 in capital improvements. Interest expense increased $3,550,000 in 1994 as compared to 1993 primarily because the accrual of interest on certain bonds issued by the Company's predecessor had been stayed until the Effective Date (June 30, 1993). Federal income tax expense increased $2,875,000 in the twelve months ended December 31, 1994, including $2,010,000 of deferred taxes. The Company's predecessor had operating loss carry forwards and was an S Corporation, therefore, no Federal income taxes were accrued in the six months ended June 30, 1993. No provision for income tax was required during the six months ended December 31, 1993, due to the realization of a deferred tax asset.

Liquidity and Capital Resources

Cash Flow and Working Capital

         The Company's policy is to use EBITDA to fund the capital expenditures required to keep the hotel and casino in a competitive condition compared to similar properties on the Las Vegas Strip. In order to keep debt service as low as possible, the Company has not financed significant equipment purchases.

          In 1995, EBITDA was $27,791,000 compared with $25,593,000 in 1994, an increase of $2,198,000 or 9%. Cash and cash equivalents increased from $16,425,000 at December 31, 1994 to $21,962,000 at December 31, 1995.

Capital Expenditures

          During the reorganization proceedings of Riviera, Inc., certain expenditures were deferred. Management considers it important to the competitive position of the Hotel & Casino that expenditures be made to upgrade the property and to improve fire and safety systems. Capital expenditures for 1992 through 1995 totaled $2,477,000, $5,786,000, $8,933,000 and $7,836,000 respectively.
Management has budgeted approximately $10,000,000 for 1996, which the Company expects to finance from cash flow. However, if cash flow does not meet projections, management would defer capital expenditures or finance any mandatory capital expenditures as allowed under the October 1995 amendments to the bond indenture.

Long-Term Debt

The following table sets forth the scheduled cash payments required to be made by the Company with respect to principal and interest on the First Mortgage Notes, the Class Notes (the notes issued to creditors of various classes in the bankruptcy reorganization) and other debts for each year through the maturity dates of the First Mortgage Notes and the Class Notes.

                                                                              Pre-Funded *
                                                                                  Slot
                    Total                                                       Annuities
                  Principal                                                    Included In
     Year        and Interest          Principal             Interest           Principal
                                                                                Payments
     -----      --------------       --------------        -------------     ---------------
      1996          14,383,000            2,322,000           12,061,000          318,000
      1997          13,867,000            2,055,000           11,812,000          318,000
      1998          13,499,000            1,880,000           11,619,000          217,000
      1999          13,269,000            1,844,000           11,425,000          117,000
      2000          13,107,000            1,898,000           11,209,000           68,000
      2001          11,591,000              572,000           11,019,000
      2002         111,000,000          100,000,000           11,000,000
                   -----------          -----------           ----------        ---------
                   190,716,000          110,571,000           80,145,000        1,038,000
                   ===========          ===========           ==========        =========

* Periodic payments to winners of slot tournaments and progressive jackpots which are collateralized by restricted cash accounts as required by the Nevada Gaming Authorities.

          Cash flow from operations is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity in 2002. Accordingly, the ability of the Company to repay the First Mortgage Notes at maturity will be dependent upon its ability to refinance the First Mortgage Notes. There can be no assurance that the Company will be able to refinance the principal amount of the First Mortgage Notes.

          The First Mortgage Notes may not be redeemed, except as set forth below, prior to June 1, 1998, and thereafter may be redeemed at the option of the Company at the following prices (expressed as a percentage of principal amount). If redeemed during the 12-month period beginning June 1,

               Year                               Percentage

               1998                               104.3125%
               1999                               102.8750%
               2000                               101.4375%
               2001 and thereafter                100.0000%

          The First Mortgage Notes provide for mandatory redemption by the Company upon the Order of the Nevada Gaming Authorities. See "Item 1-Business-Regulation and Licensing." The First Mortgage Notes also provide that, in certain circumstances, the Company must offer to repurchase the First Mortgage Notes upon the occurrence of a change of control or certain other events. In the event of such mandatory redemption or repurchase prior to maturity, the Company would be unable to pay the principal amount of the First Mortgage Notes without a refinancing.

Recently Issued Accounting Standards

          In March 1995, the FASB issued Statement No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Based on management's preliminary analysis, the Company does not anticipate that the adoption of Statement No. 121 will have a material impact on the consolidated financial statements.

          In October 1995, the FASB issued SFAS 123 Accounting for Stock-Based Compensation which establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS 123 is generally effective for fiscal years beginning after December 15, 1995. The Company intends to provide the pro forma and other additional disclosures about stock-based employee compensation plans in its 1996 consolidated financial statements as required by SFAS 123.

Item 8.   Financial Statements and Supplementary Data

          See financial statements included in Item 14(a).

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          None.

Item 10.  Directors and Executive Officers of the Registrant

          Information regarding this item is incorporated by reference to the Company's Proxy Statement dated April 12, 1996, relating to the Annual Meeting of Stockholders to be held on May 10, 1996, and is made a part hereof.

Item 11.  Executive Compensation

          Information regarding this item is incorporated by reference to the Company's Proxy Statement dated April 12, 1996, relating to the Annual Meeting of Stockholders to be held on May 10, 1996, and is made a part hereof.

Item 12.  Principal Shareholders

          Information regarding this item is incorporated by reference to the Company's Proxy Statement dated April 12, 1996, relating to the Annual Meeting of Stockholders to be held on May 10, 1996, and is made a part hereof.

Item 13.  Certain Relationships and Related Transactions

          Information regarding this item is incorporated by reference to the Company's Proxy Statement dated April 12, 1996, relating to the Annual Meeting of Stockholders to be held on May 10, 1996, and is made a part hereof.

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

          (a)  1. and 2. Financial Statements and Schedules

          (b)  Reports on Form 8-K filed during the last quarter of 1993

          (c) Exhibits required by Securities and Exchange Commission Regulation S-K

Exhibit
Number    Description
- ------    -----------

3.1* Amended and Restated Articles of Incorporation of the Registrant filed June 18, 1993 (see Exhibit 3.1 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

3.2* Bylaws of the Registrant (see Exhibit 3.2 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.1* Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.1 to Form 10, Commission File No. 0-21430)

10.2* Amendment to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. dated April 1, 1990 (see Exhibit 10.2 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.3* Lease Agreement between Riviera, Inc. and Leroy's Horse and Sports Place (see Exhibit 10.3 to Form 10, Commission File No. 0-21430)

10.4* Equipment Lease between Riviera, Inc. and G.E. Capital Corporation (successor in interest to RCA Service Company) (see Exhibit 10.4 to Form 10, Commission File No. 0-21430)

10.5* Sales and Security Agreement for Slot Equipment between Riviera, Inc. and Bally Distributing of Nevada, Inc. and Order re: Motion to Approve Adequate Protection Payments (see Exhibit 10.5 to Form
          10, Commission File No. 0-21430)

10.6* Documents Relating to Sale by Universal Distributing of Nevada, Inc. of Slot Equipment to Riviera, Inc. and Stipulation and Order re:
          Modification of Automatic Stay and Compromise of Claim (see
          Exhibit 10.6 to Form 10, Commission File No. 0-21430)

10.7* Indemnity Agreement, dated June 30, 1993, from Riviera, Inc. and Meshulam Riklis in favor of the Registrant and Riviera Operating Corporation (see Exhibit 10.7 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.8* Indemnity Agreement, dated June 30, 1993, from the Registrant in favor of IBJ Schroder Bank & Trust Company (see Exhibit 10.8 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.9* Equity Registration Rights Agreement, dated June 30, 1993, among the Registrant and the Holders of Registrable Shares (see Exhibit 10.9 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.10*    The Registrant's Class 4 Unsecured Promissory Note (see Exhibit
          10.10 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.11* The Registrant's Class 5 (Sequoia "A") Unsecured Promissory Note (see Exhibit 10.11 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.12* The Registrant's Class 5 (Sequoia "B") Unsecured Promissory Note (see Exhibit 10.12 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.13*    The Registrant's Class 12 Non-Negotiable Unsecured Promissory
          Note (see Exhibit 10.13 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.14*    The Registrant's Class 13/14 Unsecured Promissory Note (see Exhibit
          10.14 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.15* Operating Agreement, dated June 30, 1993, between the Registrant and Riviera Operating Corporation (see Exhibit 10.15 to Registration Statement Form S-1 filed with the Commission on August 11, 1993).

10.16* Adoption Agreement regarding Profit Sharing and 401(k) Plans of the Registrant (see Exhibit 10.16 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.17* Howard Johnson & Company Regional Defined Contribution Plan, dated March 16, 1990 (adopted by the Registrant pursuant to the Adoption Agreement filed as Exhibit 10.17 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.18* Employment Agreement between Riviera, Inc. and William L. Westerman, dated January 6, 1993 (see Exhibit 10.18 to Form 10, Commission File No. 0-21430)

10.19*    Form of Agreement between the Registrant and Directors (see Exhibit
          10.19 to Form 10, Commission File No. 0-21430)

10.20* Form of Termination Fee Agreement (see Exhibit 10.20 to Form 10, Commission File No. 0-21430)

10.21* Form of Employment Agreement between Riviera, Inc. and Albert Rapuano, dated January 6, 1993 (see Exhibit 10.21 to Form 10, Commission File No. 0-21430)

10.22* Implementation Agreement between Riviera, Inc. and Albert Rapuano (see Exhibit 10.21 to Amendment No. 1 to Registration Statement Form S-1 filed with the Commission on August 19, 1993)

10.23* Restricted Account Agreement, dated June 30, 1993, among Riviera Operating Corporation, IBJ Schroder Bank & Trust Company and Bank of America Nevada (see Exhibit 10.22 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.24* Disbursement Agreement, dated June 30, 1993, between the Registrant and IBJ Schroder Bank & Trust Company (see Exhibit 10.23 to Registration Statement Form S-1 filed with the Commission on August 11, 1993)

10.25* Tax Sharing Agreement between the Registrant and Riviera Operating Corporation dated June 30, 1993 (see Exhibit 10.24 to Amendment No. 1 to Registration Statement Form S-1 filed with the Commission on August 19, 1993)

10.26* The Registrant's 1993 Stock Option Plan (see Exhibit 10.25 to Amendment No. 1 to Registration Statement Form S-1 filed with the Commission on August 19, 1993)

10.27 Form of Stay Bonus Agreement (See, Exhibit 10.27 to Form 10-Q filed with the Commission November 9, 1994.

10.28 Amendment dated February 19, 1995, to Lease Agreement between Riviera, Inc. and Mardi Gras Food Court, Inc. (See, Exhibits 10.1 and 10.2)

10.29 Amendment dated September 30, 1994, to Employment Agreement between Riviera, Inc. and William L. Westerman. (See, Exhibit 10.18)


- ----------
(Footnote)

* The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.

          (b) Financial Statement Schedules

          The following financial statement schedules are filed herewith:

          Schedules

          Schedules are not included because the required information is shown in the consolidated financial statements or related notes.

                                   SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RIVIERA HOLDINGS CORPORATION



                                          By:/s/   WILLIAM L. WESTERMAN
                                                   William L. Westerman
                                                   Chief Executive Officer and
                                                   President (Principal
                                                   Executive Officer)


          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                    Title                               Date
- ---------                    -----                               ----

                             Chairman of the Board, Chief
/s/ WILLIAM L. WESTERMAN     Executive Officer and President     March 15, 1996
- --------------------------
William L. Westerman


                             Treasurer (Principal Financial
/s/ DUANE R. KROHN           and Accounting Officer)             March 15, 1996
- --------------------------
Duane R. Krohn


/s/ ROBERT R. BARENGO        Director                            March 15, 1996
- --------------------------
Robert R. Barengo


/s/ WILLIAM FRIEDMAN         Director                            March 15, 1996
- --------------------------
William Friedman


/s/ PHILIP P. HANNIFIN       Director                            March 15, 1996
- --------------------------
Philip P. Hannifin

                                                                   EXHIBIT 13.2


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 10-Q

Mark One
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 1996
                              -------------------------------
                                       OR

[  ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the transition period from ___________________ to ___________________

                        Commission file number 000-21430
                                              ---------------

                          Riviera Holdings Corporation
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

              Nevada                                     88-0296885
  -------------------------------            ---------------------------------
  (State or other jurisdiction of            (IRS Employer Identification No.)
  incorporation or organization)


2901 Las Vegas Boulevard South, Las Vegas, Nevada                      89109
- -------------------------------------------------------------------------------
    (Address of principal executive offices)                         (Zip Code)


Registrant's telephone number,
  including area code              (702) 794-9527
                      ---------------------------------------------

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

             APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                    PROCEEDINGS DURING THE LAST FIVE YEARS

     Indicate by check mark whether the Registrant has filed all documentation and reports required to be filed by Section 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [ ]

                    APPLICABLE ONLY TO CORPORATE REGISTRANTS

      Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the latest practicable date.

     As of May 10, 1996 there were 4,800,000 shares of Common Stock, $.001 par value per share, outstanding

                          RIVIERA HOLDINGS CORPORATION

                                      INDEX

                                                                          Page
                                                                          ----
PART I.  FINANCIAL INFORMATION

Item 1.  Condensed Consolidated Financial Statements

Independent Accountants' Report                                             2

Condensed Consolidated Balance Sheets at December 31, 1995, and             3
March 31, 1996 (Unaudited)
Condensed Consolidated Statements of Operations
(Unaudited) for the Three Months ended March 31, 1995 and 1996              4

Condensed Consolidated Statements of Cash Flow (Unaudited) for
the Three Months Ended March 31, 1995 and 1996                              5

Notes to Condensed Consolidated Financial Statements (Unaudited)            6

Item 2.  Management's Discussion and Analysis of Financial
Condition and Results of Operations                                         8

INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
Riviera Holdings Corporation

We have reviewed the accompanying condensed consolidated balance sheet of Riviera Holdings Corporation (the "Company") and subsidiaries as of March 31, 1996, and the related condensed consolidated statements of operations and of cash flows for the three month periods ending March 31,1996 and 1995 of the Company. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Riviera Holdings Corporation as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 16, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.





DELOITTE & TOUCHE LLP

Las Vegas, Nevada
April 27, 1996

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
- ----------------------------------------------------------------------------------------------------


                                                                December 31,             March 31,
                        ASSETS                                    1995                     1996
                                                            ----------------          --------------
                                                                                         Unaudited

CURRENT ASSETS:
  Cash and cash equivalents                                    $  21,962,021          $  27,886,842
  Accounts receivable, net                                         4,334,364              4,227,326
  Inventories                                                      2,186,500              2,664,765
  Prepaid expenses and other assets                                2,601,519              2,496,911
                                                               -------------          -------------

        Total current assets                                      31,084.404             37,275,844

PROPERTY AND EQUIPMENT, NET                                      121,049,407            121,395,964

OTHER ASSETS                                                       4,758,921              3,112,118

RESTRICTED CASH FOR PERIODIC SLOT PAYMENTS                         1,038,721              1,038,725
                                                               -------------          -------------

        TOTAL ASSETS                                           $ 157,931,453          $ 162,822,651
                                                               =============          =============

         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                             $  2,321,967          $   1,819,160
  Accounts payable                                                 8,408,298              7,228,745
  Current income taxes payable                                        50,716                746,715
  Accrued interest                                                    20,396              2,940,872
  Other accrued expenses                                           9,575,879              9,453,545
                                                               -------------           ------------
        Total current liabilities                                 20,377,256             22,189,037
                                                               -------------           ------------
DEFERRED INCOME TAXES                                              3,022,999              3,562,999
                                                               -------------           ------------
LONG-TERM DEBT, NET OF CURRENT PORTION                           108,249,315            108,316,163
                                                               -------------           ------------


COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

  Common Stock ($.001 par value; 20,000,000
      shares authorized; 4,800,000 shares issued
      and outstanding)                                                 4,800                  4,800
  Additional paid-in capital                                      12,536,902             12,536,902
  Retained earnings                                               13,740,181             16,212,750
                                                               -------------           ------------
        Total shareholders' equity                                26,281,883             28,754,452
                                                               -------------           ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 157,931,453           $162,822,651
                                                               =============           ============


            See notes to condensed consolidated financial statements.

RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                      (Unaudited)
- -------------------------------------------------------------------------------------------------

                                                                    1995                 1996
                                                                ------------         ------------

REVENUES:
    Casino                                                      $ 19,152,184         $ 20,165,297
    Rooms                                                         10,467,452           11,257,384
    Food and beverage                                              5,525,835            5,828,257
    Entertainment                                                  2,264,010            5,524,502
    Other                                                          2,552,605            2,583,817
                                                                ------------         ------------

                                                                  39,962,086           45,359,257
    Less promotional allowances                                    2,765,766            3,636,262
                                                                ------------         ------------

               Net revenues                                       37,196,320           41,722,995
                                                                ------------         ------------

COSTS AND EXPENSES:
    Direct costs and expenses of operating departments:
        Casino                                                    11,102,415           12,406,998
        Rooms                                                      4,718,799            4,666,563
        Food and beverage                                          3,910,896            3,922,068
        Entertainment                                              1,581,987            3,722,726
        Other                                                        892,435              970,728
    Other operating expenses:
        Selling, general and administrative                        7,223,781            7,460,107
        Provision for bad debts                                      342,490              143,053
        Depreciation and amortization                              1,594,980            1,888,022
                                                                ------------         ------------

               Total costs and expenses                           31,367,783           35,180,265
                                                                ------------         ------------


INCOME FROM OPERATIONS                                             5,828,537            6,542,730
                                                                ------------         ------------



OTHER INCOME (EXPENSE):
    Interest expense                                             (3,139,588)          (3,061,400)
    Interest income                                                  224,631              277,239
                                                                ------------         ------------

               Total other income (expense)                      (2,914,957)          (2,784,161)
                                                                ------------         ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                           2,913,580            3,758,569
                                                                ------------         ------------


PROVISION FOR INCOME TAXES                                         1,005,000            1,286,000
                                                                ------------         ------------


NET INCOME                                                      $  1,908,580         $  2,472,569
                                                                ============         ============


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
    - PRIMARY AND FULLY DILUTED                                    4,800,000            5,048,178
                                                                ============         ============


EARNINGS PER COMMON AND COMMON EQUIVALENT
    SHARE - PRIMARY AND FULLY DILUTED                           $       0.40         $       0.49
                                                                ============         ============



See notes to condensed consolidated financial statements

RIVIERA HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 1995 AND 1996
               (Unaudited)
- -------------------------------------------------------------------------------------------------

                                                                        1995              1996
                                                                    ------------       ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                           $1,908,580        $2,472,569
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation and amortization                                 1,594,980         1,888,022
        Provision for bad debts                                         342,490           143,053
        Provision for gaming discounts                                   17,500            13,750
        Interest expense                                              3,139,588         3,061,400
        Interest paid                                                  (200,425)         (140,924)
    Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                      542,233          (49,765)
        (Increase) decrease in inventories                              (13,190)         (478,265)
        (Increase) decrease in prepaid expenses and other              (203,798)           104,608
        assets
        Decrease in restricted cash for periodic slot payments              (13)                 0
        Increase in accounts payable                                   (112,173)       (1,179,558)
        (Decrease) increase in accrued expenses                         489,134          (122,334)
        Increase (decrease) in current income taxes payable             170,000           695,999
        Increase in deferred income taxes                               235,000           540,000
        Increase in non-qualified pension plan obligation to CEO
               upon retirement                                           99,999           106,177
                                                                    -----------        ----------

        Net cash provided by operating activities                     8,009,905         7,054,732
                                                                    -----------        ----------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures for property and equipment                  (1,899,168)       (2,234,578)
    Decrease (increase) in other assets                                 208,424         1,646,803
                                                                    -----------        ----------

        Net cash used in investing activities                        (1,690,744)         (587,775)
                                                                    -----------        ----------


CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term borrowings                                   40,890            49,179
    Payments on long-term borrowings                                   (628,828)         (591,315)
                                                                    -----------        ----------

        Net cash used in financing activities                          (587,938)         (542,136)
                                                                    -----------        ----------


INCREASE IN CASH AND CASH EQUIVALENTS                                 5,731,223         5,924,821

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       16,425,357        21,962,021
                                                                    -----------        ----------


CASH AND CASH EQUIVALENTS, END OF PERIOD                            $22,156,580       $27,886,842
                                                                    ===========       ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    - INCOME TAXES PAID                                                $600,000           $50,000
                                                                    -----------        ----------


See notes to condensed consolidated financial statements

                  RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY



NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Riviera Holdings Corporation ("the Company") and its wholly-owned subsidiary Riviera Operating Corporation ("ROC") were incorporated on January 27, 1993, in order to acquire all assets and liabilities of Riviera, Inc. Casino-Hotel Division (the "Hotel & Casino") .

On June 29, 1993, the Company obtained regulatory approval of their gaming application from the State of Nevada. For financial reporting purposes it is assumed the effective date of the plan occurred on midnight June 30, 1993 with the assets and liabilities being transferred from the Hotel & Casino to the Company on July 1, 1993. In connection with the effectiveness of the Plan, the Company and its wholly-owned subsidiary ROC acquired all of the assets of Riviera, Inc. relating to the Hotel & Casino. On the effective date of the Plan, the Company issued to holders of Floating Rate First Mortgage Notes, Floating Rate First Mortgage Reset Notes and Second Series Floating Rate First Mortgage Notes of the Hotel & Casino (a) 120,000 shares of its common stock, par value $.001 per share, pre-split, and (b) an aggregate of $100,000,000 first mortgage notes due December 31, 2002. The Company also issued other notes to unsecured creditors of the Hotel & Casino.

On April 26, 1994, at the annual meeting, the shareholders of the Company approved an amendment to the Company's Amended and Restated Articles of Incorporation to increase the authorized shares of Common Stock from 500,000 to 5,000,000 and a ten-for-one stock split. On November 16, 1995, at a special meeting, The Shareholders of the Company voted to increase the total number of authorized shares from 5,000,000 to 20,000,000 with 1,088,580 shares voting for the proposal and 1,200 shares voting against. Accordingly, per share information, average number of shares outstanding and number of shares outstanding in the accompanying condensed consolidated financial statements have been adjusted for the stock split as of the earliest date presented ( March 31, 1995).

Riviera Gaming Management, Inc. ("RGM"), a wholly owned subsidiary, was incorporated in August 1995 in the State of Nevada for the purpose of obtaining management contracts in Nevada and other jurisdictions.

The financial information at March 31, 1996 and for the three months ended March 31, 1996 and 1995, is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the three months ended March 31, 1996 and for the three months ended March 31, 1995, are not necessarily indicative of the results that will be achieved for the entire year. Certain reclassifications have been made to the 1995 financial statements to conform with the current year presentation.

These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1995, included in the Company's Annual Report on Form 10-K.

Legal Proceedings

The Company, along with most of the other major hotel-casino companies had been named in a class action lawsuit that had been transferred to the United States District Court, for the State of Nevada. This lawsuit was dismissed on April 24, 1996.

Nature of Operations

The sole line of business of the Company is the operation of the Riviera Hotel and Casino in Las Vegas, Nevada. The Company is engaged in a single industry segment, the operation of a hotel/casino with restaurants and related facilities. Casino operations are subject to extensive regulation in the State of Nevada by the Gaming Control Board and various other state and local regulatory agencies. Management believes that the Company's procedures for supervising casino operations, for recording casino and other revenues and for granting credit comply in all material respects with the applicable regulations.

Earnings Per Share

Earnings per common and common equivalent share and earnings per common shares assuming full dilution are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth certain operating information for the Company for the three months ended March 31, 1995 and the three months ended March 31, 1996:

                                                        Three Months
                                                      Ended March 31,
                                                ------------------------------
                                                 1995                  1996
                                                 ----                  ----
                                                         Unaudited
REVENUES:
     Casino                                     $19,152               $20,165
     Rooms                                       10,467                11,257
     Food and beverage                            5,526                 5,828
     Entertainment                                2,264                 5,525
     Other                                        2,553                 2,584
                                                  -----                 -----
                                                 39,962                45,359
     Less promotional allowances                  2,766                 3,636
                                                  -----                 -----

     Net revenues                                37,196                41,723
                                                 ------                ------

COSTS AND EXPENSES:
     Casino                                      11,102                12,407
     Rooms                                        4,719                 4,667
     Food and beverage                            3,911                 3,922
     Entertainment                                1,582                 3,723
     Other                                          892                   971
     Selling, general and                         7,224                 7,460
     administrative
     Provision for bad debts                        342                   143
                                                    ---                   ---

     Total costs and expenses                    29,772                33,293
                                                 ------                ------

EBITDA (a)                                      $ 7,424                $8,430
                                                =======                ======

NET INCOME                                      $ 1,909                $2,473
                                                =======                ======

(a) "EBITDA" consists of operating income plus depreciation and amortization. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. Management believes that EBITDA gives an indication of the cash generating capacity of the Company and is useful as a comparison with other industry participants.

Comparison of Three Months Ended March 31, 1996 Versus the Three Months Ended March 31, 1995
- -------------------------------------------------------------------------------

Revenues

Net revenues increased $4,527,000 (12.2%) to $41,723,000 for the three months ending March 31, 1996, compared to the quarter ended March 31, 1995. Total casino revenues increased $1,013,000 (5.3%). Slot revenues increased $1,519,000 (12.6%) for the three months ended March 31, 1996 compared to the quarter ended March 31, 1995, due to an increase in promotional programs directed at the slot player. Table games revenue, including baccarat, decreased $726,000 (11.9%) from the prior year. The cash drop(1) increase of $723,000 was partially offset by a decrease in credit drop of $557,000 resulting in a net increase of $166,000 (.5%). The win percentage(2) decreased from 17.8% to 15.6%. The increase in drop represents an increase in win of $29,000 and the decrease in win percentage represents a decrease in win of $755,000. The increase in drop is attributable to special events marketing programs, and the decrease in win percentage is due to the normal fluctuations in table games. Room revenues increased $790,000 (7.6%) to $11,257,000 in the first quarter of 1996 as compared to 1995 and the average room rate increased $1.68. Occupancy increased to 98.8% in 1996 from 95.4% in 1995. First quarter business mix indicates an increase of 8,000 room nights for vacationers, an increase of 8.6% over first quarter 1995. Food and beverage revenues increased $302,000 (5.5%) due primarily to increased covers in the bars and the buffet. Entertainment revenues increased $3,261,000 from $2,264,000 in first quarter 1995 to $5,525,000 in 1996. The Splash production show was closed in the first half of 1995 and accounted for $2,854,000 of the increase in entertainment revenues. Promotional allowances increased $870,000 (31.5%) because of additional show ticket complimentaries offered to promote the Splash II production show, and also because of additional casino and slot marketing programs.

Costs and Expenses

Total costs and expenses increased $3,521,000 (11.83%) in the three months ended March 31, 1996, as compared to 1995. Casino expense increased $1,305,000 (11.8%) as the result of increased promotional allowances and additional special events marketing. Entertainment costs increased $2,141,000 (135.3%) due primarily to Splash II expenses of $2,300,000 in 1996 compared to the absence of Splash expense in 1995. The provision for bad debts decreased $199,000 (58.2%) as a result of the reduction in credit play in the casino, primarily the Mexican baccarat player.

- ----------
(Footnotes)

(1) "Historical Drop" as defined by the regulations of the Nevada Gaming Commission and Gaming Control Board (which is an approximate measure of funds exchanged into chips for use at the Hotel & Casino less credit instruments repaid at the gaming tables).

(2) Win percentage is calculated by dividing table games revenue by Historical Drop.

EBITDA

Earnings before depreciation, interest, taxes, and amortization increased $1,006,000 (13.6%) to $8,430,000 in the first quarter of 1996 compared to 1995.
The increase resulted primarily from increased slot, rooms and entertainment revenues.

Net Income

The Company reported a net income of $2,473,000 in the first quarter of 1996 as compared to $1,909,000 during the same period in 1995, an increase of $564,000 (29.6%). Depreciation and amortization increased $293,000 due to capital improvements that were made since the first quarter of 1995. Federal income tax expense increased $281,000 in the three months ended March 31, 1996.

Liquidity and Capital Resources
- -------------------------------------------------------------------------------

The Company had cash and cash equivalents of $27,887,000 at March 31, 1996, which was an increase of $5,925,000 from the balances at the year ended December 31, 1995. Significant debt service on the bonds and class notes are due in June and December and should be considered in evaluating cash increases in the first and third quarters.

EBIDTA for the three months ended March 31, 1996 and the year ended December 31,1995 was $8,430,000 and $ 27,791,000, respectively, which was adequate to cover the Company's debt service and capital expenditures. Current projections of EBITDA for 1996 are modestly in excess of 1995 and management believes that sufficient cash flow will be available to cover the Company's debt service and enable investment in budgeted capital expenditures of approximately $11,165,0000 for 1996. However, if cash flow does not meet projections, management would defer capital expenditures. In the first three months of 1996 the Company made capital expenditures of $2,235,000.

The following table sets forth the scheduled cash payments required to be made by the Company in respect of principal and interest on the first Mortgage Notes, the Class Notes, and other debts for each year through the maturity dates of the First Mortgage Notes and the Class Notes as of December 31, 1995.

                                                                Pre Funded
                                                              Slot Annuities
                                                                Included in
                                          Total Principal        Principal
 Year        Interest      Principal        and Interest         Payments
 ----        --------      ---------         ------------         --------

 1996      12,061,000      2,322,000          14,383,000           318,000
 1997      11,812,000      2,055,000          13,867,000           318,000
 1998      11,619,000      1,880,000          13,499,000           217,000
 1999      11,425,000      1,844,000          13,269,000           117,000
 2000      11,209,000      1,898,000          13,107,000            68,000

 2001      11,019,000        572,000          11,591,000
 2002      11,000,000    100,000,000         111,000,000
          -----------   ------------        ------------        ----------
          $80,145,000   $110,571,000        $190,716,000        $1,038,000

Cash flow from operations is not expected to be sufficient to pay the principal of the First Mortgage Notes at maturity in 2002. Accordingly, the ability of the Company to repay the First Mortgage Notes at maturity will be dependent upon its ability to refinance the First Mortgage Notes. There can be no assurance that the Company will be able to refinance the principal amount of the First Mortgage Notes.


The First Mortgage Notes may not be redeemed except as set forth below prior to June 1, 1998, and thereafter, may be redeemed at the option of the Company at the following prices (expressed as a percentage of principal amount):


If redeemed during the 12-month period beginning June 1,

                     Year                    Percentage
                     ----                    ----------

                     1998                     104.3125%
                     1999                     102.8750%
                     2000                     101.4375%
                     2001 and thereafter      100.0000%


The First Mortgage Notes provide for mandatory redemption by the Company upon the order of the Nevada Gaming Authorities. The First Mortgage Notes also provide that, in certain circumstances, the Company must offer to repurchase the First Mortgage Notes upon the occurrence of a change of control or certain other events. In the event of such mandatory redemption or repurchase prior to maturity, the Company would be unable to pay the principal amount for the First Mortgage Notes without a refinancing.

During the reorganization proceeding of Riviera, Inc., certain capital expenditures were deferred. Management considers it important to the competitive position of the Hotel & Casino that expenditures be made to upgrade the property. Capital expenditures totaled approximately $5,786,000 in 1993, $8,933,000 in 1994 and $7,836,000 in 1995. Management has budgeted $11,165,000 in 1996 that the Company expects to finance from cash flow.

The Indenture imposes certain financial covenants and restrictions on the Company and ROC, including a minimum consolidated net worth requirement and limitations on the payment of dividends, the incurrence of debt and granting of liens, capital expenditures and mergers and sales of assets. As a result of these restrictions, the ability of the company and ROC to incur additional indebtedness to fund operations or to make capital expenditures is limited. In the event that cash flow from operations is insufficient to cover cash requirements, the Company and ROC may not be able to obtain additional funds. The Company and ROC would be required to curtail or defer certain of their capital expenditure programs under these circumstances, which could have an adverse effect on the Company's operations.

Effective September 8, 1995, the Board of Directors and holders of 94% of the Company's 11% Mortgage Notes ("Notes") approved amendments to certain Note restrictive covenants. Noteholders who consented to the amendments received a $5.00 fee for each $1,000 of Notes.


The amendments are designed to permit the Company's management team to utilize its expertise in turning around troubled gaming properties which are either in, or on the verge of, bankruptcy and managing casinos in so-called "new venues. The Company would expect to make a limited investment and obtain a profit based management contract in properties with which it becomes involved.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       RIVIERA HOLDINGS CORPORATION


                                       By /s/ William L. Westerman
                                       ---------------------------
                                       Chairman of the Board and
                                       Chief Executive Officer


                                       By /s/ Duane Krohn
                                       ------------------
                                       Treasurer and
                                       Chief Financial Officer


                                       Date:  May 10, 1996

                                                                   EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Riviera Holdings Corporation on Form S-8 of our report dated February 16, 1996, appearing in the Annual Report on Form 10-K of Riviera Holdings Corporation for the year ended December 31, 1995.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
May 10, 1996